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Exhibit 2.3

CLOSING AGREEMENT

        This CLOSING AGREEMENT, dated as of August     , 2010 (the "Agreement") is by and among EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company ("Seller"), ZIONSOLUTIONS, LLC, a Delaware limited liability company ("Buyer"), ENERGYSOLUTIONS LLC, a Utah limited liability company ("Buyer's Parent"), and ENERGYSOLUTIONS, INC, a Delaware corporation ("Guarantor"). Seller, Buyer, Buyer's Parent, and Guarantor are referred to individually as a "Party" and collectively as the "Parties."

RECITALS

        WHEREAS, the Parties have entered into the Asset Sale Agreement, dated as of December 11, 2007, and the Amendment to Asset Sale Agreement, dated as of August 17, 2009 (together, the "Asset Sale Agreement") by and among Seller, Buyer, Buyer's Parent, and Guarantor, pursuant to which Seller agreed, subject to the terms and conditions of the Asset Sale Agreement, to, among other things, sell, assign, convey, transfer and deliver all of its right, title and interest to the Zion Assets to Buyer;

        WHEREAS, Buyer's Parent has entered into the Performance Guaranty, dated as of December 11, 2007 (the "Performance Guaranty") pursuant to which Buyer's Parent has agreed to guarantee, when due, all obligations of Buyer under the Asset Sale Agreement, the Lease Agreement, the Put Option Agreement, and the Assignment and Assumption Agreement;

        WHEREAS, Guarantor has entered into the Guaranty, dated as of December 11, 2007 (the "Guaranty") pursuant to which Guarantor has agreed to guarantee, when due, all obligations of Buyer under the Asset Sale Agreement, the Lease Agreement, the Put Option Agreement, and the Assignment and Assumption Agreement and all obligations of Buyer's Parent under the Asset Sale Agreement and other agreements described in the Guaranty; and

        WHEREAS, the Parties desire to make various agreements in connection with the intended Closing of the transactions contemplated by the Asset Sale Agreement;

        NOW, THEREFORE, in consideration for the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.    DEFINITIONS AND RULES OF CONSTRUCTION.

  1.1.
  Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Sale Agreement.

  1.2.
  Interpretive Matters. The rules of interpretation and construction set forth in Section 1.2 of the Asset Sale Agreement shall apply to this Agreement.

2.    AMENDMENTS TO AGREEMENTS; CLOSING DELIVERIES.

  2.1.
  Asset SaleAgreement. The Asset Sale Agreement, other than the Exhibits and Schedules attached thereto or incorporated therein by reference, is amended to conform to the copy of the Asset Sale Agreement attached hereto as Appendix A.

  2.2.
  Ancillary Agreements. The form of each Ancillary Agreement attached as an Exhibit to the Asset Sale Agreement is amended to conform to the form of each such agreement or instrument executed and delivered on the Closing Date. Buyer's Parent and Guarantor represent and warrant to Seller that the land described in Exhibit A to the Irrevocable Easement for Disposal Capacity and defined therein as the "Easement Area" represents all land in Tooele County, Utah, legally or beneficially owned by Buyer's Parent that is used or useful by Buyer's Parent for the disposal of Class A Low Level Waste and currently licensed for such use. This representation and warranty shall be deemed to be a representation and warranty made by Buyer's Parent and Guarantor in the Asset Sale Agreement for purposes of the indemnification provisions of Section 8.1.1 of the Asset Sale Agreement.

  2.3.
  Schedules. Schedule 2.2.17 to the Asset Sale Agreement is amended to conform to Schedule 2.2.17 attached to this Agreement. The Asset Sale Agreement is amended to include a new Schedule 6.12.5 in the form of Schedule 6.12.5 attached to this Agreement.

  2.4.
  Closing Deliveries. Buyer acknowledges receipt of the information and documents Seller is required to deliver to Buyer under Sections 3.4.11, 3.4.12, and 3.4.13 of the Asset Sale Agreement. The Parties agree that documents of title for vehicles and rolling stock included in the Zion Assets will be delivered to Buyer at the Zion Station Site immediately following the Closing.

  2.5.
  Property Tax Pro-Rations. Seller has paid and has received reimbursement from the QDF or NDF for 2009 property taxes payable in 2010. Schedule 6.12.5 includes a reimbursement to Seller from the QDF on August 31, 2010, for the expense Seller has accrued for the first installment of 2010 property taxes that will be due and payable in 2011. Schedule 6.12.5 also includes a provision to reimburse Seller from the NDF for the estimated expense Seller has accrued for a portion of the second installment of estimated 2010 property taxes that will be due and payable in 2011. Buyer will pay the balance of the second installment of 2010 property taxes that will be due and payable in 2011. The portion of 2010 property taxes allocable to Seller and Buyer shall be determined on a pro-rata basis in accordance with Section 5.2 of the Lease Agreement. Buyer shall notify the appropriate taxing authorities to deliver directly to Buyer all statements and invoices for property taxes, effective as of the Closing Date.

  2.6.
  Waiver. Seller waives the requirement in Section 6.2.2 of the Credit Support Agreement for delivery of annual audited financial statements, provided that Buyer's Parent delivers unaudited statements together with a certificate of the chief financial officer of Buyer's Parent to the effect that such financial statements are prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of Buyer's Parent as of the date thereof and the results of operations for the period then ended. This waiver is revocable in Seller's discretion by giving Buyer's Parent at least 180 days prior notice.

3.    CLOSING.

        The Closing shall take place on September 1, 2010, subject to the satisfaction of the conditions to Closing set forth in the Asset Sale Agreement and subject to the additional condition that the estimated aggregate fair market value of the net assets to be transferred to the Buyer QDF and Buyer NDF shall be not less than $770 million after giving effect to the QDF and NDF transactions and NDF holdbacks described on Schedule 6.12.5 attached hereto. The Closing shall take place at 8:00 A.M., Chicago Time, at the offices of Exelon Corporation, 10 South Dearborn Street, Chicago, Illinois.

4.    CONFIRMATION OF GUARANTEES.

  4.1.
  Guarantor consents to the amendments and modifications of the Asset Sale Agreement and the Ancillary Agreements that may affect the obligations of Guarantor under the Guaranty and confirms its continuing obligation under the Guaranty.

  4.2.
  Buyer's Parent consents to the amendments and modifications of the Asset Sale Agreement and the Ancillary Agreements that may affect the obligations of Buyer's Parent under the Performance Guaranty and confirms its continuing obligations under the Performance Guaranty.

5.    MISCELLANEOUS PROVISIONS.

  5.1.
  Amendment and Modification.

        Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Seller, Buyer, Buyer's Parent, and Guarantor.

  5.2.
  Effect of this Agreement.

        Except as further amended and modified by this Agreement, the Asset Sale Agreement remains in full force and effect in accordance with its terms. As used in the Asset Sale Agreement, references to "this Agreement" and the words "herein", "hereof", "hereunder" and words of similar import shall be deemed references to the Asset Sale Agreement as amended by this Agreement; references in the Asset Sale Agreement to the "Ancillary Agreements" shall be deemed references to the Ancillary Agreements as amended by this Agreement as the same may be amended from time to time; references in the Ancillary Agreements to the "Asset Sale Agreement" shall be deemed references to the Asset Sale Agreement as amended by this Agreement; and references to "Schedules" in the Asset Sale Agreement shall be deemed references to the Schedules as amended by this Agreement.

  5.3.
  Governing Law.

        This Agreement shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies.

  5.4.
  Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  5.5.
  Severability.

        Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

EXELON GENERATION COMPANY, LLC
By:
Name:
Title:
ZIONSOLUTIONS, LLC
By:
Name:
Title:
ENERGYSOLUTIONS, LLC
By:
Name:
Title:
ENERGYSOLUTIONS, INC.
By:
Name:
Title:

APPENDIX A

AMENDED AND RESTATED ASSET SALE AGREEMENT

 ZION NUCLEAR POWER STATION, UNITS 1 AND 2

ASSET SALE AGREEMENT

BY AND AMONG

EXELON GENERATION COMPANY, LLC
as SELLER,

ZIONSOLUTIONS,  LLC
as BUYER,

ENERGYSOLUTIONS, LLC
as BUYER'S PARENT

and

ENERGYSOLUTIONS, INC.
as GUARANTOR

DECEMBER 11, 2007

 TABLE OF CONTENTS

1. DEFINITIONS		1
1.1.	DEFINITIONS	1
1.2.	CERTAIN INTERPRETIVE MATTERS	16
2. PURCHASE AND SALE		17
2.1.	ZION ASSETS	17
2.2.	EXCLUDED ASSETS	18
2.3.	ASSUMED LIABILITIES AND OBLIGATIONS	19
2.4.	EXCLUDED LIABILITIES	21
2.5.	CONTROL OF LITIGATION	23
3. THE CLOSING		24
3.1.	CLOSING	24
3.2.	PAYMENT OF PURCHASE PRICE	25
3.3.	PRORATIONS	25
3.4.	DELIVERIES BY SELLER	26
3.5.	DELIVERIES BY BUYER AND BUYER'S PARENT	27
4. REPRESENTATIONS AND WARRANTIES OF SELLER		28
4.1.	ORGANIZATION	28
4.2.	AUTHORITY RELATIVE TO THIS AGREEMENT	28
4.3.	CONSENTS AND APPROVALS; NO VIOLATION	28
4.4.	REPORTS	29
4.5.	ABSENCE OF SELLER MATERIAL ADVERSE EFFECT	29
4.6.	TITLE AND RELATED MATTERS	29
4.7.	REAL PROPERTY AGREEMENTS	30
4.8.	INSURANCE	30
4.9.	ENVIRONMENTAL MATTERS	30
4.10.	CERTAIN CONTRACTS AND ARRANGEMENTS	32
4.11.	LEGAL PROCEEDINGS	32
4.12.	PERMITS	32
4.13.	NRC LICENSES	32
4.14.	REGULATION AS A UTILITY	33
4.15.	TAX MATTERS	33
4.16.	QDF	33
4.17.	NDF	34
4.18.	COMPLETE COPIES	34
4.19.	BUYER'S REPRESENTATIONS AND WARRANTIES	34
5. REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER'S PARENT		35
5.1.	ORGANIZATION; QUALIFICATION	35
5.2.	AUTHORITY RELATIVE TO THIS AGREEMENT	35
5.3.	CONSENTS AND APPROVALS; NO VIOLATION	36
5.4.	LEGAL PROCEEDINGS	36
5.5.	ABSENCE OF BUYER MATERIAL ADVERSE EFFECT; LIABILITIES	37
5.6.	TRANSFER OF DECOMMISSIONING FUNDS	37
5.7.	FOREIGN OWNERSHIP OR CONTROL	37
5.8.	SELLER'S REPRESENTATIONS AND WARRANTIES	37

i

5.9.	PERMIT QUALIFICATIONS	37
6. COVENANTS OF THE PARTIES		37
6.1.	SELLER'S CONDUCT OF BUSINESS RELATING TO THE ZION ASSETS	37
6.2.	BUYER'S AND BUYER'S PARENT CONDUCT OF BUSINESS RELATING TO THE ZION ASSETS	40
6.3.	ACCESS TO INFORMATION; PROTECTION OF PROPRIETARY INFORMATION	41
6.4.	EXPENSES	43
6.5.	FURTHER ASSURANCES; COOPERATION	43
6.6.	PUBLIC STATEMENTS	44
6.7.	CONSENTS AND APPROVALS	45
6.8.	BROKERAGE FEES AND COMMISSIONS	46
6.9.	TAX MATTERS	47
6.10.	ADVICE OF CHANGES	48
6.11.	EMPLOYEES	49
6.12.	DECOMMISSIONING FUNDS	49
6.13.	SPENT NUCLEAR FUEL FEES	52
6.14.	DEPARTMENT OF ENERGY DECONTAMINATION AND DECOMMISSIONING FEES	52
6.15.	COOPERATION RELATING TO INSURANCE AND PRICE-ANDERSON ACT	52
6.16.	RELEASE OF SELLER	52
6.17.	NRC COMMITMENTS	52
6.18.	DECOMMISSIONING	52
6.19.	NUCLEAR INSURANCE POLICIES	53
6.20	Illinois Governmental Authorities	53
6.21	Project Budget and Schedule	53
6.22	Claims Against Buyer	59
7. CONDITIONS		59
7.1.	CONDITIONS TO OBLIGATIONS OF BUYER	59
7.2.	CONDITIONS TO OBLIGATIONS OF SELLER	60
8. INDEMNIFICATION		61
8.1.	INDEMNIFICATION	61
8.2.	DEFENSE OF CLAIMS	63
9. TERMINATION		65
9.1.	TERMINATION. THIS AGREEMENT MAY BE TERMINATED AS FOLLOWS:	65
9.2.	EFFECT OF TERMINATION	66
10. MISCELLANEOUS PROVISIONS		66
10.1.	AMENDMENT AND MODIFICATION	66
10.2.	WAIVER OF COMPLIANCE; CONSENTS	66
10.3.	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS	66
10.4.	NOTICES	66
10.5.	ASSIGNMENT	68
10.6.	GOVERNING LAW	68
10.7.	COUNTERPARTS	68
10.8.	SCHEDULES AND EXHIBITS	68
10.9.	ENTIRE AGREEMENT	69
10.10.	ACKNOWLEDGMENT; INDEPENDENT DUE DILIGENCE	69
10.11.	BULK SALES LAWS	69
10.12.	NO JOINT VENTURE	69

ii

10.13.	CHANGE IN LAW	70
10.14.	SEVERABILITY	70
10.15.	SPECIFIC PERFORMANCE	70

LIST OF EXHIBITS

EXHIBITS
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Lease Agreement
Exhibit D	Form of Put Option Agreement
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Credit Support Agreement
Exhibit G	Form of Irrevocable Easement for Disposal Capacity
Exhibit H	Form of Disposal Services Agreement
Exhibit J	Form of Leased Personnel Agreement
Exhibit K	Form of Opinion of Counsel to Buyer, Buyer's Parent and Guarantor
Exhibit L	Buyer Nuclear Decommissioning Trust Provisions

iii

ASSET SALE AGREEMENT

        This ASSET SALE AGREEMENT, dated as of December 11, 2007 (the "Agreement"), is by and among EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company ("Seller"), ZIONSOLUTIONS, LLC, a Delaware limited liability company ("Buyer"), ENERGYSOLUTIONS, LLC, a Utah limited liability company ("Buyer's Parent"), and ENERGYSOLUTIONS, INC. a Delaware corporation ("Guarantor"). Seller, Buyer, Buyer's Parent and Guarantor are referred to individually as a "Party" and collectively as the "Parties."

RECITALS

        WHEREAS, Seller owns a one hundred percent (100%) undivided interest in the Zion Energy Center, Units 1 and 2 ("Zion Units"), located in Zion, Illinois, and certain facilities and other assets associated therewith and ancillary thereto, and is the holder of NRC Operating License Nos. DPR-39 (for Zion Unit 1) and DPR-48 (for Zion Unit 2);

        WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, the Zion Assets (as defined below) and certain associated liabilities, upon the terms and conditions set forth in this Agreement;

        WHEREAS, upon Closing, Seller and Buyer shall execute a Lease Agreement and a Put Option Agreement in the form of Exhibit C and Exhibit D, respectively;

        WHEREAS, upon the execution of this Agreement, Buyer's Parent has executed and delivered a Performance Guaranty to provide additional assurances of the payment and performance, when due, of all obligations of Buyer under this Agreement, the Lease Agreement, the Put Option Agreement and other specified Ancillary Agreements, and Guarantor has executed and delivered a Guaranty to provide additional assurances of the payment and performance, when due, of all obligations of Buyer under this Agreement, the Lease Agreement, the Put Option Agreement and other specified Ancillary Agreements and the obligations of Buyer's Parent under this Agreement and the Ancillary Agreements to which Buyer's Parent is a party;

        WHEREAS, upon Closing Buyer's Parent shall execute and deliver to Seller a Pledge Agreement, in the form of Exhibit E, to secure the obligations of Buyer's Parent under the Performance Guaranty;

        WHEREAS, upon Closing, Buyer's Parent and Guarantor shall execute and deliver to Seller a Credit Support Agreement, in the form of Exhibit F, to secure the obligations of Buyer's Parent under the Performance Guaranty and the obligations of Guarantor under the Guaranty;

        WHEREAS, upon Closing Buyer's Parent or Guarantor shall procure and deliver to the Buyer Backup NDT an Irrevocable Letter of Credit, in the form required by the Credit Support Agreement, and Buyer's Parent shall execute and deliver to the Backup NDT the Irrevocable Easement for Disposal Capacity, in the form of Exhibit G, and the Disposal Services Agreement, in the form of Exhibit H, which, together with the Irrevocable Letter of Credit will constitute the Disposal Capacity Asset established to further secure the obligations of Buyer's Parent under the Performance Guaranty and the obligations of Guarantor under the Guaranty.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

6.    DEFINITIONS

        6.1.    Definitions.

        As used in this Agreement, the following terms have the meanings specified in this Section 6.1.

          (1)    "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (2)    "Agreement" means this Asset Sale Agreement together with the Schedules and Exhibits hereto, as the same may be from time to time amended.

          (3)    "Ancillary Agreements" means the Assignment and Assumption Agreement, the Bill of Sale, the Lease Agreement, the Put Option Agreement, the Guaranty, the Performance Guaranty, the Pledge Agreement, the Credit Support Agreement, the Irrevocable Letter of Credit, the Irrevocable Easement for Disposal Capacity, the Disposal Services Agreement, the Decommissioning Planning Contract, and the Leased Personnel Agreement as the same may be amended from time to time.

          (4)    "ANI" means American Nuclear Insurers, or any successors thereto.

          (5)    "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between Seller and Buyer in the form of Exhibit A.

          (6)    "Association" has the meaning set forth in Section 6.21.9.

          (7)    "Assumed Liabilities" has the meaning set forth in Section 7.3.

          (8)    "Atomic Energy Act" means the Atomic Energy Act of 1954, as amended, 42 U.S.C. Section 2011 et seq.

          (9)    "Authorized Officer" means the chief financial officer, the chief accounting officer, or the principal project management officer of Buyer or any other responsible officer or employee of Buyer reasonably satisfactory to Seller.

          (10)    "Bill of Sale" means the Bill of Sale, in the form of Exhibit B.

          (11)    "Business Books and Records" has the meaning set forth in Section 7.1.9.

          (12)    "Business Day" shall mean any day other than Saturday, Sunday and any day on which banking institutions in the State of Illinois are authorized by law or other governmental action to close.

          (13)    "Buyer" has the meaning set forth in the preamble.

          (14)    "Buyer Backup NDT" has the meaning set forth in Section 6.12.6.

          (15)    "Buyer Indemnitee" has the meaning set forth in Section 8.1.2.

          (16)    "Buyer Letter" means the letter from Buyer to Seller, dated the date hereof, which refers to this Agreement and is designated therein as the Buyer Letter and is organized in Schedules corresponding to Sections in Article 5 of this Agreement.

          (17)    "Buyer NDF" means the external trust fund, if any, maintained by Buyer after the Closing with respect to the Facilities for purposes of Decommissioning which does not meet the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

          (18)    "Buyer Material Adverse Effect" has the meaning set forth in Section 10.3.1.

          (19)    "Buyer QDF" means the external trust fund maintained by Buyer after the Closing with respect to the Facilities for purposes of Decommissioning which the IRS has determined prior to the Closing Date meets the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

          (20)    "Buyer's Parent" has the meaning set forth in the preamble.

          (21)    "Byproduct Material" means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

          (22)    "Class A Low Level Waste" means Low Level Waste whose physical form and characteristics meet the minimum requirements set forth in 10 C.F.R. § 61.56(a) but are not

  Greater Than Class C Waste and not classified as Class B or Class C Low Level Waste under 10 C.F.R. § 61.55(a)(2).

          (23)    "Clive, Utah Facility" means the facility operated by Buyer's Parent in Clive, Utah, which is licensed to dispose of Class A Low Level Waste.

          (24)    "Closing" has the meaning set forth in Section 8.1.

          (25)    "Closing Date" has the meaning set forth in Section 8.1.

          (26)    "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

          (27)    "Code" means the Internal Revenue Code of 1986, as amended.

          (28)    "ComEd" means Commonwealth Edison Company, an Illinois corporation, and its successors and assigns.

          (29)    "Collective Bargaining Agreements" means the Collective Bargaining Agreement among IBEW Local 15, Seller, ComEd and Exelon Business Services Company and the Memorandum Regarding the Redeployment Related to the Closing of Zion Generating Station dated June 2, 1998.

          (30)    "Commercially Reasonable Efforts" mean efforts which are designed to enable a Party, directly or indirectly, to expeditiously satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume Liabilities other than expenditures and Liability assumptions which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement; provided that any and all requirements imposed by the NRC shall be deemed customary and reasonable.

          (31)    "Confidentiality Agreements" means the Confidentiality and Non-Disclosure Agreement, dated March 21, 2006, between Seller and Buyer's Parent, and the letter agreement, dated April, 17, 2006, between Exelon Nuclear and Buyer's Parent.

          (32)    "Cost Escalation Factor" as of any date of determination of NDT Rate of Return means the sum of (i) seventy percent (70%) of the simple average annual percent change in the Inflation Index over the period of twenty (20) consecutive calendar quarters ended prior to the date of determination, plus (ii) thirty percent (30%) of the simple average annual percent change in the Inflation Forecast over a period of twenty (20) consecutive calendar quarters beginning with the calendar quarter immediately following the twenty (20) calendar quarter period referred to in the preceding clause (i).

          (33)    "Costs to Completion" as of any date of determination means the aggregate projected costs and expenses, including contingency reserves, to achieve the Site Restoration Milestones, the Target Completion Date, and End State Conditions in accordance with the then current Project Schedule, excluding Retention, and without giving effect to any further extension of the schedule for such work by reason of conditions of Force Majeure or Schedule Extension Conditions that have not yet occurred as of the date of determination.

          (34)    "Credit Support Agreement" means the credit support agreement among the Parties in the form of Exhibit F.

          (35)    "Decommission" and "Decommissioning" mean (i) the dismantlement and removal of the Facilities and any reduction or removal of radioactivity at the Zion Station Site to a level that permits the release of all or any specified portion of the Zion Station Site for unrestricted use, as specified in 10 CFR 20.1402; (ii) all other activities necessary for the retirement, dismantlement, decontamination and/or storage of the Facilities to comply with all applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and pronouncements thereunder; and (iii) any planning and administrative activities incidental thereto; provided, however, that compliance with Environmental Laws shall not be required for any activities described in (ii) and (iii) relating to the Switchyard.

          (36)    "Decommissioning Planning Contract" means the Decommissioning Planning Contract, if any, between Seller and Buyer (or an Affiliate of Buyer).

          (37)    "Deferred Receivables" as of any date of determination means the aggregate of costs incurred by Buyer to achieve End State Conditions that are not reimbursed to Buyer from the Buyer QDF or the Buyer NDF by reason of either: (1) the requirements of clause (b) of Section 6.21.6; (2) the requirements of the first sentence of Section 6.21.7; (3) any election of Buyer to defer or forego reimbursement of such costs under clause (b) of Section 6.21.10; or (4) the requirements of Section 6.3 of the Lease Agreement.

          (38)    "Department of Energy" or "DOE" means the United States Department of Energy and any successor agency thereto.

          (39)    "Department of Energy Decommissioning and Decontamination Fees" means all fees related to the Department of Energy's Special Assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Funds pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act and the Department of Energy's implementing regulations at 10 C.F.R. Part 766, as those statutes and regulations exist at the time of execution of this Agreement, applicable to separative work units purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy's gaseous diffusion enrichment facilities.

          (40)    "Department of Justice" means the United States Department of Justice and any successor agency thereto.

          (41)    "Direct Claim" has the meaning set forth in Section 13.2.4.

          (42)    "Disposal Capacity Asset" means the Irrevocable Easement for Disposal Capacity and the Disposal Services Agreement to be executed and delivered on the Closing Date, which together provide for an assignable and marketable asset created for the benefit of the Backup NDT through an irrevocable right to capacity at the Clive, Utah Facility for the disposal of any or all of the WAC-compliant Class A Low Level Waste situated in the Zion Station Site as of the occurrence of any Event of Default, at the Clive, Utah Facility without any payments or other obligation to Buyer, Buyer Parent or their Affiliates.

          (43)    "Disposal Services Agreement" means the disposal services agreement in the form of Exhibit H.

          (44)    "Easements" means, with respect to the Zion Assets, the easements, licenses and access rights to be granted by the appropriate party by or pursuant to the Facilities, Operation and Easement Agreement dated as of January 12, 2001, and recorded in the Office of the Recorder of Deeds, Lake County, Illinois on January 23, 2001 as Document No. 4635121, and re-recorded on February 20, 2001, as Document No. 4647301, as amended by the Amendment to Easement to be executed on or before the Closing Date, including, without limitation, easements authorizing access, use, maintenance, construction, repair, replacement and other activities by the parties thereto.

          (45)    "Encumbrances" mean any mortgages, pledges, liens, security interests, conditional and installment sale agreements, conservation easements, deed restrictions, easements, encumbrances and charges of any kind.

          (46)    "End State Conditions" has the meaning set forth in the Put Option Agreement.

          (47)    "End State Date" has the meaning set forth in the Put Option Agreement.

          (48)    "Energy Reorganization Act" means the Energy Reorganization Act of 1974, as amended.

          (49)    "Environment" means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land, including land surface or subsurface strata, including all fish, plant, wildlife, and other biota and any other environmental medium or natural resource.

          (50)    "Environmental Claim" means any and all written communications alleging potential Liability, administrative or judicial actions, suits, orders, liens, notices alleging Liability, notices of violation, investigations which have been disclosed in writing to Seller, complaints, requests for information relating to the Release or threatened Release into the Environment of Hazardous Substances, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental Authority) based upon, alleging, asserting, or claiming any actual or potential (i) violation of, or Liability under any Environmental Law; (ii) violation of any Environmental Permit; or (iii) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, monitoring costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment of any Hazardous Substances at any location related to the Zion Station Site, including, but not limited to, any off-Zion Station Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent.

          (51)    "Environmental Clean-up Site" means any location which is listed or formally proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any action, suit, proceeding or investigation which has been disclosed in writing to Seller for any alleged violation of any Environmental Law, or at which there has been a Release, or, to the Knowledge of Seller, a threatened or suspected Release, of a Hazardous Substance.

          (52)    "Environmental Laws" means all Laws, other than Nuclear Laws, in effect at any time prior to the earlier of the Put Option Closing or termination of the NRC Licenses regarding pollution or protection of the Environment, the conservation and management of land, natural resources and wildlife or human health and safety or the Occupational Safety and Health Act (only as it relates to Hazardous Substances), including, without limitation, Laws regarding Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) only as it relates to Hazardous Substances, and all other Laws, other than Nuclear Laws, analogous to any of the above.

          (53)    "Environmental Liabilities" means (i) any Liability relating to the disposal, storage, transportation, discharge, release, recycling, or the arrangement for such activities of Hazardous Substances from the Zion Station Site; (ii) the presence of Hazardous Substances in, on or under the Zion Station Site regardless of how the Hazardous Substances came to rest at, on or under the Zion Station Site; (iii) the failure of the Zion Station Site to be in compliance with any Environmental Laws; and (iv) any other act or omission, or condition existing with respect to the Zion Assets or the Zion Station Site that gives rise to any Liability under Environmental Laws.

          (54)    "Environmental Permit" means any federal, state or local permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Authority under or in connection with any Environmental Law including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

          (55)    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations promulgated thereunder.

          (56)    "ERISA Affiliate" has the meaning set forth in Section 7.4.17.

          (57)    "Event of Default" has the meaning set forth in the Pledge Agreement.

          (58)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (59)    "Excluded Assets" has the meaning set forth in Section 7.2.

          (60)    "Excluded Environmental Liabilities" means (i) all Environmental Liabilities existing as of the Closing Date and not disclosed to Buyer that are known to, or should reasonably have been known (without independent investigation or inquiry) by, the officers and employees of Seller or its Affiliates listed in Schedule 4.9; (ii) all Environmental Liabilities relating to the Switchyard, other than liabilities for Decommissioning; and (iii) all Environmental Liabilities arising after the earlier of the Put Option Closing or the termination of the NRC Licenses following completion of Decommissioning.

          (61)    "Excluded Liabilities" has the meaning set forth in Section 7.4.

          (62)    "Facilities" means the plant, facilities, equipment, supplies and improvements which are included in the Zion Assets, including, the Zion Units.

          (63)    "Federal Trade Commission" means the United States Federal Trade Commission or any successor agency thereto.

          (64)    "Force Majeure" has the meaning set forth in the Lease Agreement.

          (65)    "Good Utility Practices" means any of the practices, methods and activities generally accepted in the electric utility industry in the United States of America as good practices applicable to non-operating nuclear generating facilities of similar design, size and capacity and consistent with past practice at the Facilities or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent Person that owns or possesses non-operating nuclear generating facilities in light of the facts known at the time the decision was made (other than the fact that such Person is in the process of selling the facility), could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable Laws including Nuclear Laws and Laws relating to the protection of public health and safety. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry in the United States of America.

          (66)    "Governmental Authority" means any federal, state, local, provincial, foreign, international or other governmental, regulatory or administrative agency, taxing authority, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

          (67)    "Greater Than Class C Waste" means all radioactive waste located at the Zion Station Site that contains radionuclide concentrations exceeding the values in Table 1 or Table 2 of 10 CFR 61.55, and therefore is currently not generally acceptable for disposal at existing (near surface) low level radioactive waste disposal facilities and any such radioactive waste created during the course of Decommissioning.

          (68)    "Guaranty" means the guaranty dated the date hereof, pursuant to which Guarantor has guaranteed the payment and performance of the obligations of Buyer under this Agreement and specified Ancillary Agreements and the obligations of Buyer's Parent under this Agreement and the Ancillary Agreements to which Buyer's Parent is a party.

          (69)    "Guarantor" has the meaning set forth in the preamble.

          (70)    "Hazardous Substances" means: (i) any petroleum, asbestos, asbestos-containing material, and urea formaldehyde foam insulation and transformers or other equipment that contains polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants," "hazardous air pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law; excluding, however, any Nuclear Material.

          (71)    "High Level Waste Repository" means a facility which is designed, constructed and operated by or on behalf of the Department of Energy for the storage and disposal of Spent Nuclear Fuel in accordance with the requirements set forth in the Nuclear Waste Policy Act of 1982, as amended.

          (72)    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (73)    "ICC" means the Illinois Commerce Commission or any successor agency thereto.

          (74)    "Income Tax" means any Tax (i) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes); or (ii) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case together with any interest, penalties or additions to such Tax.

          (75)    "Indemnifiable Loss" has the meaning set forth in Section 8.1.1.

          (76)    "Indemnifying Party" has the meaning set forth in Section 13.1.3.

          (77)    "Indemnitee" means either a Seller Indemnitee or a Buyer Indemnitee.

          (78)    "Independent Accounting Firm" has the meaning set forth in Section 11.9.5.

          (79)    "Inflation Forecast" for any calendar quarter means the most recent available forecast of the Consumer Price Index, Services, CUSASNS, for such calendar quarter, as published by Global Insight Company. If the basis for such index is changed, then the Inflation Forecast shall be adjusted in accordance with the conversion factor published by Global Insight Company. If such index is discontinued or revised, the index used for purposes of this Agreement shall be adjusted or replaced by the Parties in order to obtain substantially the same result as would be obtained if the Inflation Forecast had not been so discontinued or revised.

          (80)    "Inflation Index" for any calendar quarter means the Consumer Price Index, Services, CUSASNS, for such calendar quarter, as published by Global Insight Company, as such index may be subsequently amended or adjusted by Global Insight Company. If the basis for such index is changed, then the Inflation Index shall be adjusted in accordance with the conversion factor published by Global Insight Company. If such index is discontinued or revised, the index used for purposes of this Agreement shall be adjusted or replaced by the Parties in order to obtain substantially the same result as would be obtained if the Inflation Index had not been so discontinued or revised.

          (81)    "Irrevocable Easement for Disposal Capacity" means the irrevocable easement for disposal capacity at the Clive, Utah Facility in the form of Exhibit G.

          (82)    "Irrevocable Letter of Credit" means the irrevocable letter of credit in the form attached to the Credit Support Agreement.

          (83)    "IRS" means the United States Internal Revenue Service or any successor agency thereto.

          (84)    "ISFSI Island" has the meaning set forth in the Lease Agreement.

          (85)    "Knowledge" means (i) with respect to Buyer, the actual knowledge (based on a reasonable inquiry, except as otherwise provided in Section 10.8) of appropriate employees of Buyer, Buyer's Parent or Guarantor or the corporate officers who are charged with responsibility for the particular function relating to the specific matter of the inquiry; and (ii) with respect to Seller, the actual knowledge (based on a reasonable inquiry except as otherwise provided in the definition of Excluded Environmental Liabilities, Section 4.9 and Section 4.19) of the employees and executive officers of Seller listed in the Seller Letter who are charged with responsibility for the particular function relating to the specific matter of the inquiry.

          (86)    "Law or Laws" means all laws, rules, regulations, codes, statutes, ordinances, decrees, treaties, and/or administrative orders of any Governmental Authority including administrative and judicial interpretations thereof and common law.

          (87)    "Lease Agreement" means the lease agreement in the form of Exhibit C.

          (88)    "Leased Personnel Agreement" means the leased personnel agreement among Seller, Buyer and Buyer's Parent in the form of Exhibit J.

          (89)    "Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) other than any liability for Taxes. Without limiting the generality of the foregoing, in the case of the NRC License, "Liabilities" shall include the NRC Commitments.

          (90)    "Licenses" has the meaning set forth in Section 4.13.1.

          (91)    "Loss" or "Losses" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including all Remediation costs, fees of attorneys, accountants and other experts, or other expenses of litigation or proceedings or of any claim, default or assessment).

          (92)    "Low Level Waste" means radioactive material that: (i) is neither Spent Nuclear Fuel as defined herein, nor Byproduct Material; and (ii) the NRC, consistent with existing law and clause (i) above classifies as low-level radioactive waste.

          (93)    "Major Budget Category" has the meaning set forth in Section 6.21.1.

          (94)    "Material Letter of Credit Default" has the meaning set forth in the Credit Support Agreement.

          (95)    "NDF" means the external trust fund maintained by Seller with respect to the Facilities for purposes of Decommissioning which does not meet the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

          (96)    "NDT Rate of Return" as of any date of determination of Projected NDT Value means the lesser of (a) 5.7%, (b) a rate equal to 2% plus the applicable Cost Escalation Factor as of the date of determination, in either case after giving effect to all applicable taxes and administrative expenses and any disbursement request pending as of the date of determination; provided, however, that the NDT Rate of Return as of any date of determination after the first anniversary of the Closing Date shall not exceed the actual compound annual rate of return earned by the Buyer QDF and Buyer NDF subsequent to the Closing Date, after giving effect to all applicable taxes and administrative expenses and any disbursement request pending as of the date of determination.

          (97)    "NEIL" means Nuclear Electric Insurance Limited, or any successor thereto.

          (98)    "New VAR Facility" has the meaning set forth in the Lease Agreement.

          (99)    "Non-material Contracts" means those contracts, agreements, personal property leases or other commitments incidental to the ownership, possession, use or maintenance of the Zion Assets that have been entered into by Seller in the ordinary course of business prior to the Closing which either (i) are terminable, without penalty or any other termination related Liability, upon notice of ninety (90) days or less by Seller; or (ii) require the payment or delivery of goods or services with a value of less than One Hundred Thousand Dollars ($100,000) per annum in the case of any individual contract or commitment.

          (100)    "NRC" means the United States Nuclear Regulatory Commission and any successor agency thereto.

          (101)    "NRC Commitments" means all written regulatory commitments identified as such by Seller to the NRC prior to the Closing Date with respect to Zion Unit 1 or Zion Unit 2.

          (102)    "NRC Licenses" means Operating License Nos. DPR-39 and DPR-48, on the basis of which Seller is authorized to possess the Facilities and Nuclear Material prior to the Closing Date, including embedded licenses for possession of Byproduct Material and Special Nuclear Material, and on the basis of which Buyer will be authorized to possess the Zion Units and Nuclear Material after the Closing Date.

          (103)    "Nuclear Insurance Policies" means all nuclear insurance policies carried by or for the benefit of Seller with respect to the ownership, operation or maintenance of the Facilities, including all nuclear liability, property damage and business interruption policies in respect thereof. Without limiting the generality of the foregoing, the term "Nuclear Insurance Policies" includes all policies issued or administered by ANI or NEIL.

          (104)    "Nuclear Laws" means all Laws, other than Environmental Laws, relating to the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Materials; the regulation of Low Level Waste and Spent Nuclear Fuel; the transportation and storage of Nuclear Materials; the regulation of Safeguards Information; the regulation of Nuclear Fuel; the enrichment of uranium; the disposal and storage of Spent Nuclear Fuel; contracts for and payments into the Nuclear Waste Fund; and the antitrust laws and the Federal Trade Commission Act, as applicable to specified activities or proposed activities of certain licensees of commercial nuclear reactors. "Nuclear Laws" include the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.); the Price-Anderson Act (Section 170 of the Atomic Energy Act of 1954, as amended); the Energy Reorganization Act of 1974 (42 U.S.C. Section 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 -351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. Section 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. Section 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. Section 2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C. Section 10101 et seq. as amended); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. Section 13201 et seq.); the provisions of 10 CFR Section 73.21, and any state or local Laws, other than Environmental Laws, analogous to the foregoing.

          (105)    "Nuclear Material" means Source Material, Byproduct Material, Special Nuclear Material, Low Level Waste, and Spent Nuclear Fuel.

          (106)    "Nuclear Waste Fund" means the fund established by Section 302(c) of the Nuclear Waste Policy Act in which the Spent Nuclear Fuel Fees to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel is deposited.

          (107)    "Nuclear Waste Policy Act" means the Nuclear Waste Policy Act of 1982, as amended.

          (108)    "Original Project Budget" has the meaning set forth in Section 6.21.1.

          (109)    "Original Project Schedule" has the meaning set forth in Section 6.21.1.

          (110)    "Party" (and the corresponding term "Parties") has the meaning set forth in the preamble.

          (111)    "Performance Guaranty" means the guaranty dated the date hereof, pursuant to which Buyer's Parent has guaranteed the payment and performance of the obligations of Buyer under this Agreement and specified Ancillary Agreements.

          (112)    "Permits" has the meaning set forth in Section 9.12.1.

          (113)    "Permitted Encumbrances" means: (i) the easements to ComEd for the Switchyard, and if applicable, the New VAR Facility; (ii) the Easements; (iii) statutory liens for Taxes(other than income Taxes) or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (iv) mechanics', materialmen's, carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000); (v) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Authorities; and (vi) such other liens, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, conservation easements, encumbrances and encroachments, as do not, individually or in the aggregate, detract from the value of the Zion Assets in an amount in excess of One Hundred Thousand Dollars ($100,000).

          (114)    "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association, or Governmental Authority.

          (115)    "Plans" has the meaning set forth in Section 7.4.17.

          (116)    "Pledge Agreement" means the pledge agreement made by Buyer's Parent in favor of Seller, in the form of Exhibit E.

          (117)    "Post-Closing Decommissioning Trust Agreement" means the decommissioning trust agreement between Buyer and the Trustee pursuant to which any assets of any of the QDF and NDF to be transferred by Seller at Closing pursuant to Section 11.12 will be held in trust.

          (118)    "Price-Anderson Act" means Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act.

          (119)    "Project Budget" shall mean the Original Project Budget or, as applicable, a subsequent Project Budget established by Buyer (and approved by Exelon if required) in accordance with Section 6.21.2.

          (120)    "Project Schedule" shall mean the Original Project Schedule or, as applicable, the Original Project Schedule as extended by conditions of Force Majeure or Schedule Extension Conditions in accordance with the Lease Agreement.

          (121)    "Projected NDT Value" as of any date of determination means the aggregate funds projected to be available in the Buyer QDF and the Buyer NDF, assuming the expenditure of funds (including Retention) in accordance with the then current Project Budget and the then current Project Schedule (without giving effect to any assets held by the Buyer QDF or Buyer NDF as a result of Deferred Receivables) and assuming a compound annual rate of return on assets of the Buyer QDF and the Buyer NDF equal to the NDT Rate of Return.

          (122)    "Proprietary Information" (i) with respect to information provided by or on behalf of Seller or its Representatives to Buyer or Buyer's Parent or their Representatives ("Seller Proprietary Information"), shall mean all drawings, reports, data, software, materials or other information relating to the operation and maintenance or Decommissioning, actual or proposed, of the Zion Assets, any financial, operational or other information concerning Seller or its Affiliates or their respective assets and properties, including geologic, geophysical, scientific or other technical information, and know-how, inventions and trade secrets, whether furnished before or after the date hereof, whether oral or written or in electronic or digital media, and regardless of the manner in which it is furnished, including any such information that may be included or reflected in reports, analysis or other documents prepared by or on behalf of Buyer or Buyer's Parent or their Representatives and any information provided to or obtained by Buyer or Buyer's Parent or their Representatives pursuant to Section 11.1 or 11.3; but does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Buyer or Buyer's Parent or their Representatives, (b) was available to Buyer or Buyer's Parent or their Representatives on a non-confidential basis prior to its disclosure by Seller or its Representatives, (c) becomes available to Buyer or Buyer's Parent or their Representatives on a non-confidential basis from a Person other than Seller or its Representatives who is not otherwise bound by a confidentiality agreement with Seller or its Representatives, or is otherwise not under any obligation to Seller or its Representatives not to transmit the information to Buyer or Buyer's Parent or their Representatives, or (d) was independently developed by Buyer or Buyer's Parent or their Representatives without reference to or reliance upon Proprietary Information obtained from Seller or its Representatives; and (ii) with respect to information provided by or on behalf of Buyer or its Representative to Seller or its Representatives ("Buyer Proprietary Information"), shall mean information relating to the possession and maintenance, actual or proposed, of the Zion Assets and any financial, operational or other information concerning Buyer or its Affiliates or their respective assets and properties, whether provided before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished; but does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives, (b) was available to Seller or its Representatives on a non-confidential basis prior to its disclosure by Buyer or its Representatives, (c) becomes available to Seller or its Representatives on a non-confidential basis from a Person other than Buyer or its

  Representatives who is not otherwise bound by a confidentiality agreement with Buyer or its Representatives, or is otherwise not under any obligation to Buyer or its Representatives not to transmit the information to Seller or its Representatives, or (d) was independently developed by Seller or its Representatives without reference to or reliance upon Proprietary Information obtained from Buyer or Buyer's Parent or their Representatives.

          (123)    "PSDAR for the Zion Station" means the Post-Shutdown Decommissioning Activities Report (PSDAR) for Zion submitted by Seller to the NRC on February 14, 2000.

          (124)    "Purchase Price" has the meaning set forth in Section 8.2.

          (125)    "Put Option Agreement" means the put option agreement in the form of Exhibit D.

          (126)    "Put Option Closing" has the meaning set forth in the Put Option Agreement.

          (127)    "QDF" means the external trust fund maintained by Seller with respect to the Facilities for purposes of Decommissioning which meet the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

          (128)    "Qualified Institution" means a commercial bank or trust company incorporated under the laws of the United States or any state thereof, with an office or branch in the City of New York or the City of Chicago, with aggregate capital and surplus in excess of $25 Billion, and with senior unsecured debt rated at least "A" by Standard & Poors Corporation or "A2" by Moody's Investors Service.

          (129)    "Released for Unrestricted Use" has the meaning set forth in the Put Option Agreement.

          (130)    "Real Property" has the meaning set forth in Section 7.2.1.

          (131)    "Real Property Agreements" has the meaning set forth in Section 9.7.

          (132)    "Release" means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment or within any building, structure, facility or fixture; provided, however, that "Release" shall not include any release that is permissible under applicable Environmental Permits.

          (133)    "Remediation" means action of any kind required by any applicable Law or order of a Governmental Authority to address a Release, the threat of a Release or the presence of Hazardous Substances at the Zion Station Site or an off-Zion Station Site location including, without limitation, any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at the Zion Station Site or an off-Zion Station Site location: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (iii) preparing and implementing any plans or studies for any such activity; (iv) obtaining a written notice from a Governmental Authority with jurisdiction over the Zion Station Site or an off-Zion Station Site location under Environmental Laws that no material additional work is required by such Governmental Authority; (v) the use, implementation, application, installation, operation or maintenance of remedial action on the Zion Station Site or an off-Zion Station Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Zion Station Site treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and (vi) any other activities required under Environmental Laws to address the presence or Release of Hazardous Substances at the Zion Station Site or an off-Zion Station Site location.

          (134)    "Representatives" of a Party means the Party and its Affiliates and their directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and direct and indirect parent companies and other controlling Persons.

          (135)    "Required Regulatory Approvals" are the required regulatory approvals listed in Schedules 4.3.2 and 5.3.2.

          (136)    "Retention" means an aggregate amount of projected normal and customary decommissioning costs and expenses that Buyer and Seller have agreed to exclude from all present and future calculations of Costs to Completion, which is identified in the Original Project Budget as "Retention." The Retention amount will be reduced over time and become payable to Buyer in accordance with Section 6.21.

          (137)    "Safeguards Information" means information that is required to be protected under the terms of 10 C.F.R. § 73.21.

          (138)    "SAFSTOR" means a method of decommissioning in which the nuclear facility is placed and maintained in such condition that the nuclear facility can be safely stored and subsequently decontaminated to levels that permit release for unrestricted use.

          (139)    "Schedule", when used herein with reference to a Schedule number corresponding to a particular Section in Article 4 or Article 5 of this Agreement, means the corresponding Schedule of the Seller Letter or the Buyer Letter, as the case may be; and otherwise shall mean the referenced Schedule attached to this Agreement.

          (140)    "Schedule Extension Conditions" has the meaning set forth in the Lease Agreement.

          (141)    "SEC" means the United States Securities and Exchange Commission and any successor agency thereto.

          (142)    "Securities Act" means the Securities Act of 1933, as amended.

          (143)    "Seller" has the meaning set forth in the preamble.

          (144)    "Seller Indemnitee" has the meaning set forth in Section 8.1.2.

          (145)    "Seller Letter" means the letter from Seller to Buyer, dated the date hereof, which refers to this Agreement and is designated therein as the Seller Letter and is organized in Schedules corresponding to Sections in Article 4 of this Agreement.

          (146)    "Seller Material Adverse Effect" means: (i) any change or changes in, or effect on, the Zion Assets or the Zion Station Site that individually or cumulatively are or reasonably could be: (a) materially adverse to the value of the Zion Assets, taken as a whole and considering their intended use by Buyer, (b) materially impair Buyer's intended ownership, possession, or use of the Zion Assets; (c) materially adversely affect the intended lease, occupancy, possession or use of the Zion Station Site by Buyer as provided in the Lease Agreement, or (d) materially increase the Assumed Liabilities; or (ii) a material adverse effect on the ability of Seller to perform its obligations hereunder or under the Ancillary Agreements. Notwithstanding the foregoing, a "Seller Material Adverse Effect" shall not include (i) any change in any Law generally applicable to similarly situated Persons; (ii) any change in the application or enforcement of any Law, by any Governmental Authority, with respect to the Facilities or to similarly situated Persons, unless such change in application or enforcement prohibits consummation of the transactions contemplated by this Agreement; or (iii) any changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority associated with additional security to address concerns of terrorism, arising out of the events of September 11, 2001, or otherwise; provided, however, that such changes do not affect the Facilities or the Parties in any manner or degree significantly different from or disproportionate compared to the effects of such changes on the industry as a whole; and provided, further, that any loss, claim, occurrence, change or effect that is cured or otherwise eliminated, or the effects of which are no longer materially adverse, prior to the Closing Date shall not be considered a Seller Material Adverse Effect.

          (147)    "Seller's Agreements" mean those contracts, agreements, licenses and leases relating to the ownership, possession and maintenance of the Zion Assets, as more particularly described on Schedule 4.10.1, as such schedule is supplemented and amended in accordance with the provisions of this Agreement.

          (148)    "Seller's Decommissioning Trust Agreements" means the Amended and Restated Non-Tax Qualified Nuclear Decommissioning Master Trust Agreement, dated as of October 29, 2003, effective November 1, 2003, by and between Seller, Seller's Affiliates and The Northern Trust Company, as Trustee, and the Amended and Restated Tax Qualified Nuclear Decommissioning Master Trust Agreement, dated as of October 29, 2003, effective November 1, 2003, by and between Seller, Seller's Affiliates, and The Northern Trust Company, as Trustee.

          (149)    "Site Restoration Milestones" has the meaning set forth in the Lease Agreement.

          (150)    "Source Material" means: (i) uranium or thorium or any combination thereof, in any physical or chemical form, or (ii) ores which contain by weight one-twentieth of one percent (0.05%) or more of (a) uranium, (b) thorium, or (c) any combination thereof. Source Material does not include Special Nuclear Material.

          (151)    "Special Nuclear Material" means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be "Special Nuclear Material," but does not include Source Material. Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes, but does not include Source Material.

          (152)    "Spent Nuclear Fuel" means all fuel located at the Zion Station Site that has been permanently withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing, and all Greater Than Class C Waste located at the Zion Station Site.

          (153)    "Spent Nuclear Fuel Fees" means those fees assessed on electricity generated at Zion and sold pursuant to the Standard Spent Fuel Disposal Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961.

          (154)    "Standard Spent Fuel Disposal Contract" means the contract for Disposal of Spent Nuclear Fuel, No. DE-CR01-83NE44372, dated June 17, 1983, entered into by ComEd and the United States of America, represented by the Department of Energy, as assigned to Seller by ComEd on January 31, 2001.

          (155)    "Substantial Completion" has the meaning set forth in the Put Option Agreement.

          (156)    "Switchyard" has the meaning set forth in the Lease Agreement.

          (157)    "Switchyard Controls" has the meaning set forth in the Lease Agreement.

          (158)    "Synchronous Condensers" has the meaning set forth in the Lease Agreement.

          (159)    "Tangible Personal Property" has the meaning set forth in Section 7.1.5.

          (160)    "Target Completion Date" has the meaning set forth in the Lease Agreement.

          (161)    "Tax" or "Taxes" means, all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

          (162)    "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto, including any information return filed by a tax exempt organization and any return filed by a nuclear decommissioning trust.

          (163)    "Termination Date" has the meaning set forth in Section 14.1.5.

          (164)    "Third Party Claim" has the meaning set forth in Section 13.2.1.

          (165)    "Transferable Permits" means those Permits and Environmental Permits that are transferable to Buyer without application to, a filing with, notice to, consent or approval of any Governmental Authority.

          (166)    "Transferred Employees" means those persons, if any, employed by Seller or its Affiliates at the Zion Station Site as of the Closing Date who are offered employment by Buyer and accept such employment by Buyer for any period on or after the Closing Date.

          (167)    "Transfer Taxes" means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or fees, Taxes or governmental charges of a similar nature (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Authority in connection with the transfer of title to the Zion Assets to Buyer and the assumption by Buyer of the Assumed Liabilities, including, without limitation, any payments made in lieu of any such Taxes or governmental charges which become payable in connection with the transactions contemplated by this Agreement.

          (168)    "Treasury Regulations" means Treasury Regulations promulgated under the Code.

          (169)    "Trustee" means with respect to Seller prior to the Closing the trustee of the QDF and the NDF appointed by Seller pursuant to Seller's Decommissioning Trust Agreements and after the Closing to the extent any assets of the QDF and NDF are transferred by Seller pursuant to Section 11.12, the trustee appointed pursuant to the Post-Closing Decommissioning Trust Agreement.

          (170)    "WAC" or "Waste Acceptance Criteria" means all applicable technical requirements that ensure that all environmental, safety, and operational standards are met before Low Level Waste is accepted for disposal.

          (171)    "Zion Assets" has the meaning set forth in Section 7.1.

          (168)    "Zion Employees" means any employee of Seller or its Affiliates, other than Transferred Employees, employed, or to be employed, at Zion Station on or after the Closing Date during the course of Buyer's Decommissioning activities at the Zion Station Site.

          (169)    "Zion Station" means Zion Nuclear Power Station, Units 1 and 2, located in Zion, Illinois and associated assets, in accordance with NRC Operating Licenses DPR-39 (Zion 1) and DPR-48 (Zion 2).

          (170)    "Zion Station Site" means the entire site subject to the NRC Licenses for Zion Station. Any reference to the Zion Station Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Zion Station Site and any references to items "at the Zion Station Site" shall include all items "at, in, on, upon, over, across, under, and within" the Zion Station Site.

        6.2.    Certain Interpretive Matters.

  6.2.1.
  Unless otherwise required by the context in which any term appears:

          (1)    Capitalized terms used in this Agreement shall have the meanings specified in this Article.

          (2)    The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

          (3)    References to "Articles", "Sections", "Schedules" or "Exhibits" shall be to articles, sections, schedules or exhibits of or to this Agreement, and references to "paragraphs" or "clauses" shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

          (4)    The words "herein", "hereof" and "hereunder" shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words "include," "includes" or "including" shall mean "including, but not limited to."

          (5)    The term "day" shall mean a calendar day, commencing at 12:01 a.m. (Central Time). The term "week" shall mean any seven consecutive day period commencing on a Sunday, and the term "month" shall mean a calendar month; provided, however, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

          (6)    All references to a particular entity shall include such entity's permitted successors and permitted assigns unless otherwise specifically provided herein.

          (7)    All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

  6.2.2.
  The titles of the articles and sections hereof and exhibits and schedules hereto have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

  6.2.3.
  This Agreement was negotiated and prepared by all Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

  6.2.4.
  The Exhibits hereto are incorporated in and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of any Exhibit and the terms of this Agreement, the terms of this Agreement shall take precedence prior to the Closing and the terms of the Exhibits shall take precedence from and after the Closing.

7.    PURCHASE AND SALE

        7.1.    Zion Assets.

        Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, pursuant to a Bill of Sale then delivered by Seller to Buyer, Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase, assume and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller's right, title and interest in and to the following assets (other than the Excluded Assets), wherever located (collectively, the "Zion Assets"):

  7.1.1.
  All assignable right, title and interest of Seller to the NRC Licenses, including licenses to possess Spent Nuclear Fuel, but excluding Seller's general licenses to own Spent Nuclear Fuel;

  7.1.2.
  The assets comprising the QDF and the NDF (as provided in Section 11.12, including all profits, dividends, income, interest and earnings accrued thereon, together with all related tax accounting and other records for such assets, including all decommissioning studies, analyses, cost estimates and any information relating to the tax basis of the transferred assets;

  7.1.3.
  All buildings, facilities and other improvements to the Real Property including the Facilities and all appurtenances thereto;

  7.1.4.
  The Synchronous Condensers and Switchyard Controls (or appropriate portions thereof) if and when Seller gives written notice to Buyer that the Synchronous Condensers and Switchyard Controls (or portions thereof) have been abandoned in place in accordance with section 8.8 of the Lease Agreement;

  7.1.5.
  All other machinery, mobile or otherwise, equipment (including computer hardware and software and transferable rights thereto and communications equipment), vehicles, tools, spare parts, materials, works in progress, fixtures, furniture and furnishings and other personal property relating to or used in the ordinary course of business to own, possess and maintain the Facilities, including, without limitation, all emergency warning property and assets and the items of personal property owned by Seller and located at the Facilities (collectively, "Tangible Personal Property");

  7.1.6.
  All unexpired, transferable warranties and guarantees from third parties with respect to any item of Tangible Personal Property;

  7.1.7.
  All rights of Seller under the Non-material Contracts and the Seller's Agreements;

  7.1.8.
  All Transferable Permits;

  7.1.9.
  All books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating to the design, construction, licensing, operation or Decommissioning of the Facilities, operating, safety and maintenance manuals, inspection reports, environmental assessments, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Seller, wherever located, relating primarily to the Facilities and the other Zion Assets, whether existing in hard copy or magnetic or electronic form (subject to the right of Seller to retain copies of same for its use) (collectively, the "Business Books and Records");

  7.1.10.
  The interest of Seller, if any, in the name "Zion" as used as a designation attached to or associated with the Facilities, or any related or similar trade names, trademarks, service marks, names or logos, or any part, derivative or combination thereof;

  7.1.11.
  All Nuclear Insurance Policies with ANI relating to the Facilities, to the extent transferable, except as provided in Section 7.2.7;

  7.1.12.
  Subject to Buyer's written commitment to satisfy its indemnification obligations under Section 13.1, the rights of Seller in and to any causes of action, claims (including, without limitation, rights under insurance policies to proceeds, refunds or distributions thereunder paid after the Closing Date with respect to periods after the Closing Date) and defenses against third parties (including indemnification and contribution) relating to any Assumed Liabilities; and

  7.1.13.
  All other tangible assets and properties of every kind and description and wherever located, owned by Seller and related solely to the Zion Assets.

  7.2.
  Excluded Assets.

        Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as conferring on Buyer, Seller is not selling, and Buyer is not acquiring, any right, title or interest in or to the following specific assets which are hereby excluded from the sale and the definition of Zion Assets (the "Excluded Assets"):

  7.2.1.
  The land described in the Lease Agreement as the Premises (the "Real Property");

  7.2.2.
  The Spent Nuclear Fuel;

  7.2.3.
  The Switchyard and all fixtures, improvements, equipment and personal property within the Switchyard and all controls, cables and other equipment and fixtures relating to the operation of the Switchyard but not located within the Switchyard; provided that title to the Switchyard Controls located outside the Switchyard shall pass to Buyer as and when Seller gives written notice to Buyer that such Switchyard Controls (or portions thereof) have been abandoned in place in accordance with section 8.8 of the Lease Agreement;

  7.2.4.
  The Synchronous Condensers; provided that title to the Synchronous Condensers (or appropriate portions thereof) shall pass to Buyer as and when Seller gives written notice to Buyer that the Synchronous Condensers (or portions thereof) have been abandoned in place in accordance with section 8.8 of the Lease Agreement;

  7.2.5.
  The New VAR Facility;

  7.2.6.
  Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, security deposits, and interests in joint ventures, partnerships, limited liability companies and other entities relating to the Facilities or the Zion Station Site, except such assets comprising the QDF or the NDF;

  7.2.7.
  All rights to premium refunds and distributions made on or after the Closing Date with respect to periods on or prior to the Closing Date under Nuclear Insurance Policies of Seller with ANI, including any rights to receive premium refunds, distributions and continuity credits with respect to periods prior to the Closing Date pursuant to the ANI nuclear industry credit rating plan;

  7.2.8.
  Seller's policyholder interest under its NEIL policies, including rights to any premium refunds or other distributions made before, on or after the Closing Date;

  7.2.9.
  All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other receivables relating to Taxes, in each case whether or not relating to the Zion Assets, except to the extent such assets are included in the QDF and the NDF assets to be transferred, respectively, to the Buyer QDF and the Buyer NDF (as provided in Section 11.12);

  7.2.10.
  The rights of Seller and its Affiliates to the names "Exelon Generation Company" or "Exelon" or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof and any registrations thereof;

  7.2.11.
  All tariffs, agreements and arrangements to which Seller is a party or has an interest for the purchase or sale of electric capacity and/or energy or for the purchase or sale of transmission or ancillary services;

  7.2.12.
  The rights of Seller in and to any causes of action, claims and defenses against third parties (including indemnification and contribution) arising out of or relating to (i) any Real Property or personal property, Permits, Taxes, Real Property Agreements, Seller's Agreements, or the Non-material Contracts, if any, including any claims for refunds (including refunds of previously paid Department of Energy Decommissioning and Decontamination Fees), prepayments, offsets, recoupment, insurance proceeds, insurance premium refunds, retrospective premium adjustments, refunds, rebates, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating to the Zion Assets (including, without limitation, the Facilities) or the Zion Station Site) and to the extent relating to any period (or portion thereof) prior to the Closing Date; (ii) the Excluded Assets; or (iii) the Excluded Liabilities;

  7.2.13.
  Any and all of Seller's rights in any contract representing an intercompany transaction between Seller and an Affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

  7.2.14.
  To the extent not otherwise provided for in this Section 7.2, any refund or credit (i) related to Taxes paid by Seller with respect to periods (or portions thereof) that end on or prior to the Closing Date with respect to the Zion Assets, whether such refund is received as a payment or as a credit against future Taxes; or (ii) arising under any agreement which is part of the Zion Assets and relating to a period (or portion thereof) ending on or prior to the Closing Date, but only to the extent paid by Seller;

  7.2.15.
  All books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating exclusively to the design, construction, licensing or operation of the Facilities, operating, safety and maintenance manuals, inspection reports, environmental assessments, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Seller, wherever located, relating primarily to the Excluded Assets or the Excluded Liabilities, whether existing in hard copy or magnetic or electronic form;

  7.2.16.
  All other assets of Seller and its Affiliates not constituting an interest in the Zion Assets; and

  7.2.17.
  The other assets of Seller and its Affiliates listed on Schedule 7.2.17.

        7.3.    Assumed Liabilities and Obligations.

        On the Closing Date, Buyer shall deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge when due, all of the Liabilities of Seller that relate to the Zion Assets or are otherwise specified below, other than the Excluded Liabilities (collectively, "Assumed Liabilities"), including:

  7.3.1.
  All Liabilities for the Decommissioning and achievement of the End-State Conditions of Zion Station, including any obligations under applicable Law;

  7.3.2.
  All Environmental Liabilities (other than Excluded Environmental Liabilities);

  7.3.3.
  All Liabilities arising after the Closing Date with respect to the QDF and NDF, the Buyer QDF and the Buyer NDF, including Tax liabilities, and any Liabilities for refund obligations of ComEd or Seller to ComEd ratepayers for excess QDF, NDF, Buyer QDF or Buyer NDF funds;

  7.3.4.
  All Liabilities arising from any actual or claimed refund obligations of ComEd or Seller to ComEd ratepayers arising with respect to funds withdrawn from the QDF, or the NDF, for costs and expenses incurred by or paid to Buyer or Buyer's Parent or their Affiliates or contractors, whether such expenses were incurred or paid before or after the Closing Date (including refund obligations arising if such costs and expenses are determined to not have been prudently incurred or otherwise to be inappropriate);

  7.3.5.
  All Liabilities arising on or after the Closing Date with respect to the ownership, possession, use or maintenance of the Zion Assets or the possession, use or maintenance of the Zion Station Site, including all Decommissioning activities relating to the Zion Assets or the Zion Station Site, and all Liabilities of Seller arising on or after the Closing Date under the Seller's Agreements, the Non-material Contracts, the Real Property Agreements, and the Transferable Permits in accordance with the terms thereof, including all Liabilities of Seller arising on or after the Closing Date relating to (i) the contracts, licenses, agreements and personal property leases entered into with respect to the Zion Assets or under Seller's Agreements and the Non-material Contracts; and (ii) the contracts, licenses, agreements and personal property leases entered into with respect to the Zion Assets after the date hereof consistent with the terms of this Agreement, except in each case to the extent such Liabilities, but for a breach or default by Seller or a related waiver or extension, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or the passage of time would constitute a default by Seller;

  7.3.6.
  All Liabilities associated with or arising from the Zion Assets with respect to Taxes for which Buyer is liable pursuant to Section 8.3 or 11.9;

  7.3.7.
  With respect to the Zion Assets, all Liabilities for any Taxes that may be imposed by any Governmental Authority on the ownership, sale, possession, lease, or use of the Zion Assets on or after the Closing Date or that relate to or arise from the Zion Assets with respect to taxable periods (or portions thereof) beginning on or after the Closing Date (except for any Income Taxes imposed upon Seller arising from the sale of the Zion Assets and any Taxes imposed upon Seller under Section 11.9);

  7.3.8.
  All obligations of Seller arising on or after the Closing Date to pay to ANI any additional premiums due to audit assessments performed on or after the Closing Date;

  7.3.9.
  All Liabilities arising under or relating to Nuclear Laws arising out of the ownership, lease, occupancy, possession, use, or Decommissioning of the Zion Assets or the lease, occupancy, possession, use, or Decommissioning of the Zion Station Site on or after the Closing Date, including any and all Liabilities to third parties (including employees) for personal injury, property damage or tort, or similar causes of action arising out of the ownership, lease, occupancy, possession, use, or Decommissioning of the Zion Assets or the lease, occupancy, possession, use, or Decommissioning of the Zion Station Site on or after the Closing Date, any Liabilities arising out of or resulting from an "extraordinary nuclear occurrence," a "nuclear incident" or a "precautionary evacuation" (as such terms are defined in the Atomic Energy Act) at the Zion Station Site, or any other licensed nuclear reactor site in the United States, or in the course of the transportation of radioactive materials to or from the Zion Station Site or any other site on or after the Closing Date, and any Liability for any deferred premiums assessed in connection with such an extraordinary nuclear occurrence, a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act, 10 C.F.R. Part 140;

  7.3.10.
  Any Liability for any Price-Anderson Act secondary financial protection retrospective premium obligations for (i) nuclear worker Liability attributable to employment on or after the Closing Date or; (ii) any third-party Liability arising out of any nuclear incident on or after the Closing Date;

  7.3.11.
  All Liabilities related to Spent Nuclear Fuel and the ISFSI Island after the Closing Date and prior to the earlier of (i) the transfer off site of the Spent Nuclear Fuel or (ii) the Put Option Closing, but not including all Liabilities relating to the ultimate disposition of Spent Nuclear Fuel in the ISFSI Island and the Decommissioning of the ISFSI Island, which is an Excluded Liability in accordance with Section 7.4.7;

  7.3.12.
  Any Liabilities resulting from knowing and intentional illegal acts or willful misconduct of Buyer, Buyer's Parent or Guarantor or their respective employees, agents or contractors occurring after the Closing;

  7.3.13.
  Except as otherwise expressly provided herein, any Liabilities of Buyer, Buyer's Parent or Guarantor to the extent arising from the execution delivery or performance of this Agreement and the transactions contemplated hereby; and

  7.3.14.
  All other Liabilities expressly allocated to or assumed by Buyer in this Agreement or the Ancillary Agreements.

        7.4.    Excluded Liabilities.

        Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to impose on Buyer, and Buyer shall not assume or be obligated to pay, perform or otherwise discharge, the following Liabilities of Seller (the "Excluded Liabilities"), with all of such Excluded Liabilities remaining as obligations of Seller or an Affiliate of Seller, as applicable:

  7.4.1.
  All Excluded Environmental Liabilities;

  7.4.2.
  All Spent Nuclear Fuel Fees and all Liabilities under the Standard Spent Fuel Disposal Contract;

  7.4.3.
  All Liabilities associated with the sale of electricity generated at the Zion Station and sold on or prior to the Closing Date;

  7.4.4.
  All Liabilities, except for the performance of Decommissioning, related to the Switchyard;

  7.4.5.
  All Liabilities related to the New VAR Facility after completion of all required Decommissioning and other required work related to that portion of the Zion Station Site;

  7.4.6.
  All Liabilities, except for Decommissioning and other required work, relating to any other mutually agreed-upon improvements retained by Seller;

  7.4.7.
  All Liabilities related to Spent Nuclear Fuel and the ISFSI Island after the earlier of (i) the transfer off site of the Spent Nuclear Fuel or (ii) the Put Option Closing, and all Liabilities relating to the ultimate disposition of Spent Nuclear Fuel in the ISFSI Island and the Decommissioning of the ISFSI Island;

  7.4.8.
  All Liabilities, if any, for the regulatory, contractual and financial responsibility for transferring Spent Nuclear Fuel to another site;

  7.4.9.
  All potential refund obligations of ComEd or Seller to ComEd customers for QDF or NDF funds withdrawn for costs and expenses incurred by Seller and/or its Affiliates before the Closing Date, other than for costs and expenses paid to Buyer or Buyer's Parent or their Affiliates or contractors (including refund obligations arising if such costs and expenses are determined to not have been prudently incurred or otherwise to be inappropriate);

  7.4.10.
  All Liabilities relating to the Zion Assets or the Zion Station Site arising after the earlier of the Put Option Closing or the termination of the NRC Licenses after completion of Decommissioning, other than Liabilities attributable to any act or omission by Buyer or Buyer's Parent or their Affiliates or their respective its contractors in the performance of work required to achieve End-State Conditions;

  7.4.11.
  Any Liabilities in respect of any Excluded Assets or other assets of Seller which are not Zion Assets;

  7.4.12.
  Any Liabilities for Taxes attributable to the ownership, sale, possession, operation, maintenance or use of the Zion Assets or the Zion Station Site (including any withholding Taxes imposed on Seller with respect to the Transferred Employees) for taxable periods, or portions thereof, ending before the Closing Date, and Income Taxes imposed on Seller arising from the transactions contemplated by this Agreement, except for Taxes for which Buyer is liable pursuant to Section 8.3 or 11.9 and Taxes for which Buyer is responsible under the Lease Agreement;

  7.4.13.
  Any Liabilities arising under or attributed to performance, or failure of performance, by Seller under any of Seller's Agreements, Real Property Agreements, Transferable Permits or any of the Non-material Contracts prior to the Closing Date;

  7.4.14.
  Any Liabilities for any monetary fines or penalties imposed by a Governmental Authority with respect to the Zion Assets to the extent attributed to the period prior to the Closing Date;

  7.4.15.
  Any Liabilities resulting from any knowing and intentional illegal acts or willful misconduct of Seller or its employees, agents or contractors occurring prior to the Closing Date;

  7.4.16.
  Any Liabilities arising prior to the Closing Date relating to Seller's operations on, or usage of, the Easements, including Liabilities arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources, other than Environmental Liabilities included in the Assumed Liabilities;

  7.4.17.
  Any Liabilities relating to any employee benefit plan as defined in Section 3(3) of ERISA, or any other plan, program, arrangement or policy established or maintained in whole or in part by Seller or by any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which Seller; or any ERISA Affiliate contributes or contributed, including any multiemployer plan contributed to by Seller, or any ERISA Affiliate or to which Seller, or any ERISA Affiliate is or was obligated to contribute (the "Plans"), including any such Liability of Seller (i) for the termination or discontinuance of, or Seller's, or an ERISA Affiliate's withdrawal from, any such Plan, (ii) relating to benefits payable under any Plans, (iii) relating to the PBGC under Title IV of ERISA, (iv) relating to a multi-employer plan, (v) with respect to noncompliance with the notice requirements of COBRA, (vi) with respect to any noncompliance with ERISA or any other applicable Laws, and (vii) with respect to any suit, proceeding or claim which is brought against Buyer, any Plan or any fiduciary or former fiduciary of, any of the Plans;

  7.4.18.
  Any Liabilities relating to the failure to hire, the employment or services or termination of employment or services of any individual, including wages, compensation, benefits, affirmative action, personal injury, discrimination, harassment, retaliation, wrongful discharge, unfair labor practices, or constructive termination of any individual, or any similar or related claim or cause of action attributable to any actions or inactions prior to the Closing Date with respect to the Zion Assets, the Transferred Employees, the Zion Employees, independent contractors, applicants, and any other individuals who are determined by a court or by a Governmental Authority to have been applicants or employees of Seller or any Affiliate of Seller, or that are filed with or pending before any court, administrative agency or arbitrator prior to the Closing Date;

  7.4.19.
  Except as otherwise expressly provided herein, any Liabilities of Seller to the extent arising from the execution, delivery or performance of this Agreement and the transactions contemplated hereby;

  7.4.20.
  Except as otherwise provided herein, any Taxes incurred by the NDF or the QDF for taxable periods, or portions thereof, ending on or prior to the Closing Date;

  7.4.21.
  All Liabilities arising as a result of or in connection with the disposal, storage or transportation of Nuclear Materials off-site prior to the Closing Date in connection with the ownership or possession of the Facilities;

  7.4.22.
  All Liabilities for Department of Energy Decommissioning and Decontamination Fees relating to the Facilities and the Zion Station Site arising and incurred on, before or after the Closing Date, including the Liabilities described in Section 11.14;

  7.4.23.
  Any Liability for a Third Party Claim against or relating to Seller, the Zion Assets or the Zion Station Site for personal injury, death or property damage (except for personal injury, death or property damage relating to Liabilities arising by reason of acts or omissions in connection with work performed under the Decommissioning Planning Contract) suffered by such third party arising from or relating to the use, ownership or lease of the Zion Assets or the Zion Station Site prior to the Closing Date;

  7.4.24.
  All other Liabilities expressly allocated to or retained by Seller in this Agreement; or the Ancillary Agreements; and

  7.4.25.
  All other Liabilities relating to the Zion Assets, the Facilities or the Zion Station Site, except to the extent that such Liabilities constitute Assumed Liabilities.

        7.5.    Control of Litigation.

  7.5.1.
  Subject to the provisions of Article 13, Seller shall pay for and be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or other similar activities arising out of or related to any Excluded Assets or Excluded Liabilities and Buyer agrees to reasonably cooperate, at Seller's expense, with Seller in connection therewith.

  7.5.2.
  Subject to the provisions of Article 13, Buyer shall pay for and be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or other similar activities arising out of or related to any Zion Assets or Assumed Liabilities, and Seller agrees to reasonably cooperate, at Buyer's expense, with Buyer in connection therewith.

8.    THE CLOSING

        8.1.    Closing.

  3.1.1.
  The sale, assignment, conveyance, transfer and delivery of the Zion Assets to Buyer, the payment of the Purchase Price to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the "Closing"), to be held at a time and location determined as provided in this Section 3.1, following the date on which the last of the conditions precedent to Closing set forth in Article 7 have been either satisfied or waived by the respective Parties for whose benefit such conditions precedent exist (except with respect to those conditions which by their terms are to be satisfied at Closing), but in any event not after the Termination Date or the earlier termination of this Agreement pursuant to Section 9.1.4. If at any time following the date on which the last of the conditions precedent to Closing set forth in Article 7 have been either satisfied or waived by the respective Parties for whose benefit such conditions precedent exist (except with respect to those conditions which by their terms are to be satisfied at Closing) and prior to the Termination Date or the earlier termination of this Agreement pursuant to Section 9.1.4, Buyer desires to consummate the transactions contemplated by this Agreement, Buyer shall give written notice (the "Buyer Closing Notice") to Seller. The Buyer Closing Notice shall specify the date on which Buyer desires that the Closing shall occur and shall be given to Seller not less than twenty-one (21) days prior to such proposed date of Closing.

  3.1.2.
  Simultaneously with delivery of the Buyer Closing Notice, Buyer will deliver to Seller the Original Project Budget required by Section 6.21.1 showing Buyer's best estimates of project costs and expenses, including contingency reserves, in order to achieve the Site Restoration Milestones, the Target Completion Date, and End State Conditions according to the schedule for the Decommissioning and other work contemplated by the Lease Agreement, without giving effect to any potential extension of the schedule for such work by reason of conditions of Force Majeure or Schedule Extension Conditions. The Original Project Budget shall show that Costs to Completion do not exceed the Projected NDT Value and shall demonstrate to the satisfaction of Seller an allocation of budget resources sufficient for License Termination and Spent Fuel Management.

  3.1.3.
  Simultaneously with or prior to the delivery of the Buyer Closing Notice and the Original Project Budget, Buyer will disclose the details of Buyer's arrangements to satisfy the condition to Closing set forth in Section 7.2.12.

  3.1.4.
  If, following receipt of the Buyer Closing Notice and the Original Project Budget, Seller desires to defer the Closing to a later date (whether or not such date is specified by Seller) or if Seller declines to consummate the transactions contemplated by this Agreement, Seller shall give written notice (the "Seller Decline Notice") to Buyer within twenty-one (21) days following receipt of the Buyer Closing Notice and the Original Project Budget. The delivery of a Seller Decline Notice shall not preclude a subsequent delivery of another Buyer Closing Notice and the related required deliveries.

  3.1.5.
  As promptly as reasonably practicable following receipt of the Buyer Closing Notice and the Original Project Budget, unless and until Seller has given the Seller Decline Notice, Seller will provide Buyer, and Buyer will provide Seller, with any and all revisions, modifications and updates to the Schedules that may be required so that the representations and warranties of Seller in Article 4, the Seller Letter, and the related Schedules and the representations and warranties of Buyer in Article 5, the Buyer Letter, and the related Schedules are true and correct in all material respects, and such revisions, modifications and updates will be deemed to be automatically incorporated into the appropriate Schedules. The representations and warranties of Seller in Article 4 and the representations and warranties of Buyer in Article 5 shall be deemed made only as of the Closing Date.

  3.1.6.
  Unless and until this Agreement is terminated, Seller will continue to afford Buyer limited site access and a reasonable opportunity to identify and evaluate the Zion Assets and the Assumed Liabilities; provided, however, that (a) any such access or activity shall be conducted in such a manner as not to interfere unreasonably with the ownership, use or management of the Zion Assets or other activities of Seller at the Zion Station Site; (b) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege; and (c) Seller need not supply Buyer with any information that Seller is legally or contractually prohibited from supplying.

  3.1.7.
  If either Buyer or Seller, in its sole discretion, is not satisfied with the updated representations and warranties and related Schedules of the other Party, the condition of the Zion Assets and the Assumed Liabilities, or the Original Project Budget, either Buyer or Seller may terminate this Agreement by giving written notice to the other Parties. Such termination shall be without liability of any Party to any other Party. If neither Buyer nor Seller exercises its right to terminate this Agreement, the Closing shall take place at such time and place as Buyer and Seller shall establish by mutual written agreement. The date of Closing is herein called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

        8.2.    Payment of Purchase Price.

        Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Zion Assets, Buyer will, in consideration for the Zion Assets, assume and agree to pay, perform and discharge as and when due, the Assumed Liabilities (the "Purchase Price").

        8.3.    Prorations.

  8.3.1.
  Buyer and Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes and Transfer Taxes), relating to the ownership, use or possession of the Zion Assets shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Buyer liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

  8.3.1.1
  Taxes, assessments and other charges, if any, relating to the ownership, use or possession of the Zion Assets, except as otherwise provided in the Lease Agreement;

  8.3.1.2
  Any prepaid expenses (excluding security deposits) relating to the Zion Assets;

  8.3.1.3
  Rent, Taxes and all other items (including prepaid services) payable by or to Seller under any of Seller's Agreements or the Non-material Contracts;

  8.3.1.4
  Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

  8.3.1.5
  Sewer rents and charges for water, telephone, electricity and other utilities;

  8.3.1.6
  Fees or charges (other than Taxes) imposed by any Governmental Authority;

  8.3.1.7
  Insurance premiums with respect to the Nuclear Insurance Policies with ANI transferred to Buyer pursuant to Section 7.1.8; and

  8.3.1.8
  Rent and Taxes and other items payable by Seller under the Real Property Agreements assigned to Buyer.

  8.3.2.
  Notwithstanding any other provision of this Agreement, (i) interest or penalties relating to a Tax allocated pursuant to this Section 8.3 shall be allocated (i) to Seller (whether such interest or penalties accrue or are imposed or assessed on, before or after the Closing Date) to the extent they result from a failure by Seller to pay a Tax or failure by Seller to file a Tax Return, in each case, that was due on or before the Closing Date and (ii) to Buyer (whether such interest or penalties accrue or are imposed or assessed on, before or after the Closing Date) to the extent they result from a failure by Buyer to pay a Tax or failure by Buyer to file a Tax Return, in each case that was due after the Closing Date.

  8.3.3.
  In connection with the prorations referred to in Section 8.3.1.1, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available. Prorations measured by calendar days shall be based on the number of days in a year or other appropriate period (i) before the Closing Date and (ii) including and after the Closing Date. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 8.3.

  8.3.4.
  To the extent that the proration of a Tax under this Section 8.3 allocates such Tax to a period (or portion thereof) ending before the Closing Date, such Tax shall constitute an Excluded Liability. To the extent that the proration of a Tax under this Section 8.3 allocates such Tax to a period (or portion thereof) ending on or after the Closing Date, such Tax shall constitute an Assumed Liability.

        8.4.    Deliveries by Seller.

        At the Closing (or, in the case of those items contemplated by Section 8.4.10, on or before the Closing Date), Seller will deliver, or cause to be delivered, the following to Buyer:

  8.4.1.
  The Bill of Sale, duly executed by Seller;

  8.4.2.
  Copies of any and all governmental and other third party consents, waivers or approvals obtained by Seller with respect to the transfer of the Zion Assets, or the consummation of the transactions contemplated by this Agreement;

  8.4.3.
  All other Ancillary Agreements duly executed by Seller, as applicable;

  8.4.4.
  Instruments of transfer, duly executed by the Trustee of the QDF and NDF, evidencing transfer of title to the assets of the QDF and the NDF to be transferred pursuant to Section 11.12;

  8.4.5.
  Copies, certified by the Secretary or any Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby;

  8.4.6.
  A certificate of the Secretary or any Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

  8.4.7.
  A certificate of good standing with respect to Seller, issued by the Secretary of State of the Commonwealth of Pennsylvania;

  8.4.8.
  To the extent available, originals of the Seller's Agreements, Non-material Contracts, and Transferable Permits and, if not available, true and correct copies thereof, in all cases together with notices to and, if required by the terms thereof and subject to the terms of this Agreement, consents by other Persons which are parties to the Seller's Agreements, Non-material Contracts, and Transferable Permits;

  8.4.9.
  All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary or desirable to implement the transfer of the Zion Assets to Buyer, in accordance with this Agreement and where necessary or desirable in recordable form;

  8.4.10.
  Such other agreements, consents, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or the Ancillary Agreements or otherwise reasonably required in connection herewith;

  8.4.11.
  A schedule setting forth the Spent Nuclear Fuel at the Facilities as of the Closing Date;

  8.4.12.
  A schedule setting forth the Low Level Waste existing at the Facilities as of the Closing Date; and

  8.4.13.
  A schedule setting forth the major equipment components and personal property included in the Zion Assets.

        8.5.    Deliveries by Buyer, Buyer's Parent and Guarantor.

        At the Closing, Buyer, Buyer's Parent and Guarantor, as applicable, will deliver, or cause to be delivered, the following to Seller:

  8.5.1.
  The Purchase Price;

  8.5.2.
  All Ancillary Agreements, duly executed and delivered, as applicable, by Buyer and/or Buyer's Parent or third parties, as applicable;

  8.5.3.
  Copies, certified by the Secretary or any Assistant Secretary of Buyer, Buyer's Parent and Guarantor, as applicable, of resolutions authorizing the execution and delivery of this Agreement, and all of the agreements and instruments to be executed and delivered by Buyer, Buyer's Parent and Guarantor in connection herewith, and the consummation of the transactions contemplated hereby;

  8.5.4.
  A certificate of the Secretary or any Assistant Secretary of Buyer, Buyer's Parent and Guarantor, as applicable, identifying the name and title and bearing the signatures of the officers of Buyer, Buyer's Parent and Guarantor authorized to execute and deliver this Agreement, and the other agreements contemplated hereby;

  8.5.5.
  A certificate of good standing with respect to each of Buyer and Guarantor, issued by the Secretary of State of the State of Delaware and a certificate of good standing with respect to Buyer's Parent, issued by the Secretary of State of the State of Utah;

  8.5.6.
  A certificate of authority of Buyer to do business in Illinois, issued by the Secretary of State of Illinois;

  8.5.7.
  All such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to assume the Assumed Liabilities in accordance with this Agreement;

  8.5.8.
  Copies of any and all governmental and other third party consents, waivers or approvals obtained by Buyer and Buyer's Parent with respect to the transfer of the Zion Assets, or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

  8.5.9.
  A copy of the Post-Closing Decommissioning Trust Agreement;

  8.5.10.
  A legal opinion from Parr Brown Gee & Loveless, addressed to Seller to the effect set forth in Exhibit K and otherwise in form and substance reasonably satisfactory to Seller; and

  8.5.11.
  Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement, or otherwise reasonably required in connection herewith.

9.    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Buyer as follows:

        9.1.    Organization.

        Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. Copies of the Certificate of Formation and Operating Agreement of Seller, each as amended to date, have heretofore been made available to Buyer.

        9.2.    Authority Relative to this Agreement.

        Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and at Closing, the Ancillary Agreements will be duly and validly executed and delivered by Seller, and assuming that this Agreement and the applicable Ancillary Agreements constitute valid and binding agreements of Buyer and/or Buyer's Parent, as applicable, and subject to the receipt of Seller's Required Regulatory Approvals, this Agreement and the Ancillary Agreements constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms.

        9.3.    Consents and Approvals; No Violation.

  9.3.1.
  Subject to the receipt of the third-party consents set forth in Schedule 9.3.1 and the Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in the breach or violation of any provision of the Certificate of Formation and Operating Agreement of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller, or any of the Zion Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect; or (iii) violate any Laws applicable to Seller, or any of its assets, which violation, individually or in the aggregate, would create a Seller Material Adverse Effect.

  9.3.2.
  Except as set forth in Schedule 9.3.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement or the Ancillary Agreements or the consummation by Seller of the transactions contemplated by this Agreement or the Ancillary Agreements other than (i) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, create a Seller Material Adverse Effect, or (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or the result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

        9.4.    Reports.

        Since January 1, 2005 Seller has filed or caused to be filed with the applicable state or local utility commissions or regulatory bodies, the NRC, and the Department of Energy, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by Seller with respect to the Zion Assets or the ownership or operation thereof under each of the applicable state public utility laws, the Atomic Energy Act, the Energy Reorganization Act, and the Price-Anderson Act and the respective rules and regulations thereunder, except for such filings the failure of which to make would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. All such filings complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.

        9.5.    Absence of Seller Material Adverse Effect.

        Since January 1, 2005, except as set forth in Schedule 4.5, there has not been any Seller Material Adverse Effect.

        9.6.    Title and Related Matters.

        Except as set forth in Schedule 4.6:

  9.6.1.
  Seller holds an undivided one hundred percent (100%) interest in title to the Real Property.

  9.6.2.
  Seller holds an undivided interest in the Zion Assets free and clear of all Encumbrances, except Permitted Encumbrances.

  9.6.3.
  There are no pending or, to Seller's Knowledge, threatened governmental proceedings in eminent domain which would materially affect the Real Property, the Real Property Agreements or any improvements; to Seller's Knowledge, the Real Property and any improvements comply in all material respects with applicable Law, other than Environmental Laws and Nuclear Laws for which Seller's only representations and warranties are set forth in Sections 4.9 and 4.13, respectively; and to Seller's Knowledge, there are no special assessments or Encumbrances imposed by Governmental Authorities or violations that could be reasonably be expected to result in any material charge being levied or assessed or in the creation of any material Encumbrance.

  9.6.4.
  Seller has not received written notice of, and Seller does not have any Knowledge that there is any defect or condition of the soil or land, including any wetlands but excluding Environmental Liabilities and Liabilities under Nuclear Laws, which could reasonably be expected to materially impair Buyer's quiet enjoyment of the Real Property for its intended use and Buyer's ability to perform its obligations under the Lease Agreement.

        9.7.    Real Property Agreements.

        Schedule 4.7 lists, as of the date of this Agreement, all real property leases, mortgages, deeds of trust, easements, licenses and other rights in real property including all material amendments thereto (exclusive of non-current term extensions) (collectively, the "Real Property Agreements") which affect all or any part of any Real Property and are material to Buyer's possession or occupancy of, or Buyer's intended use of, the Real Property. Except as set forth in Schedule 4.7, all such Real Property Agreements are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by Seller that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect, and, to the Knowledge of Seller, no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by Seller that would reasonably be expected to have a Seller Material Adverse Effect.

        9.8.    Insurance.

        Except as set forth in Schedule 4.8, all material policies of property damage, fire, liability, Nuclear Insurance Policies, worker's compensation and other forms of insurance relating to the Zion Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid (other than retroactive premiums which may be payable with respect to ANI or NEIL policies), and no written notice of cancellation, non-renewal or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 4.8, as of the date of this Agreement, to the Knowledge of Seller, no insurance with respect to the Zion Assets has been refused nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the past three (3) years, and all required notices have been sent to insurers to preserve all material claims under the aforementioned insurance policies.

        9.9.    Environmental Matters.

        With respect to the Zion Station Site, the Zion Assets and the ownership or operation thereof, except as disclosed in Schedule 4.9:

  9.9.1.
  To the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.1, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee) there are no Environmental Liabilities;

  9.9.2.
  Seller has obtained and holds all material Environmental Permits used in or necessary for the ownership and possession of the Zion Station Site and the Zion Assets as conducted as of the date hereof, which are listed on Schedule 4.9, and each such Environmental Permit is in full force and effect, to the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.2, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee) Seller is in material compliance with all of its obligations thereunder, there are no proceedings pending, or to the Knowledge of Seller, threatened that would reasonably be expected to result in the revocation, termination, modification or amendment of any such Environmental Permit, and Seller has not failed to make in a timely fashion any application or other filing required for the renewal of any such Environmental Permit which failure would reasonably be expected to result in such Environmental Permit's termination or being revoked, terminated, suspended or adversely modified;

  9.9.3.
  To the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.3, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee) the Zion Station Site and the Zion Assets are in compliance in all material respects with all terms, conditions and provisions of, and have not received any written notice from any Governmental Authority that they are not or have not been in compliance (except for any such non-compliance that has been cured) with (i) all applicable Environmental Laws and (ii) all Environmental Permits;

  9.9.4.
  There are no Environmental Claims pending or, to the Knowledge of Seller, threatened against Seller, with respect to the Zion Station Site or the Zion Assets, and Seller does not have Knowledge (with such Knowledge limited, for the purpose of this Section 4.9.4, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee) of any facts or circumstances which are reasonably likely to form the basis for any material Environmental Claim against Seller with respect to the Zion Assets or the Zion Station Site;

  9.9.5.
  To the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.5, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee), no Releases of Hazardous Substances have occurred at, the Zion Station Site or from, on, or under the Zion Assets, and no Hazardous Substances are present on or migrating from the Zion Station Site or the Zion Assets, that are reasonably likely to give rise to a Environmental Claim against Seller or require any Remediation;

  9.9.6.
  Neither the Zion Station Site nor any portion thereof is an Environmental Clean-up Site and, to the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.6, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee), there has been no transportation or arrangement for transportation, treatment, storage, handling, or disposal of any Hazardous Substances or Nuclear Material from the Zion Station Site to any location which is an Environmental Clean-up Site;

  9.9.7.
  To the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.7, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee), there are no (i) underground storage tanks, active or abandoned; or (ii) polychlorinated-biphenyl-containing equipment located at the Zion Station Site;

  9.9.8.
  To the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.8, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee), there are no material Encumbrances, other than Permitted Encumbrances, arising under or pursuant to an Environmental Law with respect to the Zion Station Site or the Zion Assets and, to the Knowledge of Seller, there are no facts, circumstances, or conditions that are reasonably likely to materially restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, Decommissioning, or transferability, of the Zion Station Site or the Zion Assets, except those facts, circumstances or conditions relating to the status of the Zion Station Site and the Zion Assets as a nuclear facility;

  9.9.9.
  Since January 1, 2002, there have been no environmental audits or assessments with respect to the Zion Station Site or the Zion Assets by, on behalf of, or which are in the possession of Seller which have not been made available to Buyer or Buyer's Parent prior to the date hereof; and

  9.9.10.
  Since January 1, 2002, there have been no claims by Seller against comprehensive general liability or excess insurance carriers for any Loss resulting from, relating to or arising from Environmental Claims with respect to the Zion Station Site or the Zion Assets.

        9.10.    Certain Contracts and Arrangements.

  9.10.1.
  Seller is not, as of the date of this Agreement, a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the ownership, present use, or possession of the Zion Assets or the present use, or possession of the Zion Station Site except for (i) those purchase orders, contracts, agreements, licenses and leases relating to the ownership, present use and maintenance of the Zion Assets or the Zion Station Site, which are listed in Schedule 4.10.1 (the "Seller's Agreements") or the other schedules to this Agreement or that are made available to Buyer; (ii) contracts, agreements, personal property leases, commitments, understandings or instruments in which all obligations of Seller will be fully performed or terminated prior to the Closing Date; (iii) Non-material Contracts; and (iv) the Ancillary Agreements.

  9.10.2.
  There is not, under any of the agreements listed on Schedule 4.10.1, any breach, violation, default or event which, with notice or lapse of time or both, would constitute a default on the part of Seller, or to the Knowledge of Seller, on the part of any of the parties thereto, except for any such breach or default that, individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect.

        9.11.    Legal Proceedings.

        As of the date hereof, there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or relating to Seller before any court, arbitrator, mediator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to (i) result in a Seller Material Adverse Effect; (ii) prohibit or restrain the performance by Seller of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby; or (iii) result in a material claim against Buyer for damages as a result of Seller entering into this Agreement or any of the Ancillary Agreements, or of the consummation of the transactions contemplated hereby or thereby. Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, arbitrator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.

        9.12.    Permits.

  9.12.1.
  Seller has all material permits, licenses, registrations, certificates, franchises and other governmental authorizations, consents and approvals, other than with respect to permits under Environmental Laws referred to in Section 4.9.2 or licenses issued by the NRC referred to in Section 4.13 (collectively, "Permits"), used in, or necessary for the ownership, use, or possession of, the Zion Assets as presently conducted or as required by Law. Seller has not received any written notification which remains unresolved that it is in violation of any of such Permits, or any Law applicable to the Zion Assets. Seller is in compliance with all Permits and Laws of any Governmental Authority applicable to the Zion Assets, excepting any such failure in compliance that would not reasonably be expected to have a Seller Material Adverse Effect.

  9.12.2.
  Schedule 4.12.2 sets forth all material Permits, other than Transferable Permits applicable to the Zion Assets.

        9.13.    NRC Licenses.

  9.13.1.
  Seller has all licenses, permits, and other consents and approvals applicable to Zion Station that are issued by the NRC (collectively, "Licenses") and are necessary to the ownership and possession of the Zion Assets as presently conducted, pursuant to the requirements of all

    Nuclear Laws and all such Licenses are in full force and effect. Seller has not received any written notification which remains unresolved that it is in violation of any of such Licenses, or any order, rule, regulation, or decision of the NRC with respect to the Zion Assets. Seller is in compliance with all Nuclear Laws and all orders, rules, regulations, or decisions of NRC applicable to it with respect to the Zion Assets, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

  9.13.2.
  Schedule 4.13.2 sets forth all Licenses issued by the NRC applicable to the Zion Assets.

        9.14.    Regulation as a Utility.

        Seller is not, as a result of its ownership or present use of the Zion Assets, subject to regulation as a public utility or public service company (or similar designation) by any state of the United States (other than Illinois) or any foreign country.

        9.15.    Tax Matters.

        Except with respect to the portion of the Zion Assets that are part of the QDF, (i) all Tax Returns of Seller required to be filed for taxable periods ended prior to the Closing Date regarding the ownership, possession or use of the Zion Assets have been filed, and (ii) all Taxes attributable to the ownership, possession or use of the Zion Assets have been paid, except where such Taxes are being contested in good faith through appropriate proceedings. No notice of deficiency or assessment has been received from any taxing authority with respect to any liabilities for Taxes of Seller in respect to the Zion Assets that has not been fully paid or finally settled, except for matters that are being contested in good faith through appropriate proceedings.

        9.16.    QDF.

  9.16.1.
  With respect to all periods prior to the Closing Date: (i) the QDF is a trust, validly existing under the laws of the State of Illinois with all requisite authority to conduct its affairs as it now does; (ii) the QDF satisfies all requirements necessary for such fund to be treated as a nuclear decommissioning fund as defined in Treas. Reg. Section 1.468A-1(b)(3); (iii) the QDF is in compliance in all material respects with all applicable Laws of the NRC and any other Governmental Authority and has not engaged in any acts of "self-dealing" as defined in Treas. Reg. § 1.468A-5(b)(2); (iv) no "excess contribution," as defined in Treas. Reg. § 1.468A-5(c)(2)(ii), has been made to the QDF which has not been withdrawn within the period provided under Treas. Reg. § 1.468A-5(c)(2)(i); (v) Seller has timely made valid elections to make annual contributions to the QDF since the first taxable year after the establishment of such fund and has made copies of such elections available to Buyer; and (vi) Seller has requested private letter rulings from the IRS requesting that Seller may contribute amounts to the QDFs without regard to the cost-of-service limitation for the 2006 tax year, and Seller has contributed Thirty-one Million Dollars ($31,000,000) to the QDFs with amounts withdrawn from the NDFs for the 2006 tax year.

  9.16.2.
  Seller has heretofore delivered to Buyer a copy of Seller's Decommissioning Trust Agreements as in effect on the date of this Agreement.

  9.16.3.
  Subject only to the Required Regulatory Approvals, Seller and the Trustee have, or as of Closing will have, all requisite authority to cause the assets of the QDF to be transferred to the Trustee of the Buyer's Post-Closing Decommissioning Trust Agreement.

  9.16.4.
  With respect to all periods prior to the Closing Date, (i) Seller and/or the Trustee of the QDF has/have filed or caused to be filed with the NRC and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by such entities; and (ii) there are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that materially may affect amounts that Buyer may contribute to the QDF or may require distributions to be made from the QDF. Seller has delivered to Buyer a copy of the revised schedule of ruling amounts most recently issued by the IRS for the QDF and a complete copy of the request that was filed with the IRS to obtain such schedule of ruling amounts and a copy of any pending request for revised schedule of ruling amounts, in each case together with all exhibits, amendments and supplements thereto. Any amounts contributed to the QDF while such ruling request is pending before the IRS and which are finally determined to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from such fund within the period provided in Treasury Reg. 1.468A-5(c)(2)(i).

  9.16.5.
  Schedule 4.16 sets forth a statement of assets of the QDF as of as of the most recent available date and such statement presents fairly in all material respects as of such date the fair market value of the assets of the QDF. There are no Encumbrances for Taxes affecting the assets of the QDF other than Permitted Encumbrances.

  9.16.6.
  With respect to all taxable periods ending prior to the Closing Date, the QDF has filed all material Tax Returns required to be filed, including returns for estimated Income Taxes, such Tax Returns are true, correct and complete in all material respects, and all Taxes shown to be due on such Tax Returns have been paid in full. Except as shown in Schedule 4.16, no notice of deficiency or assessment has been received from any taxing authority with respect to any Liability for Taxes of the QDF which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.16 is being contested in good faith through appropriate proceedings.

        9.17.    NDF.

  9.17.1.
  With respect to all periods prior to the Closing Date, the NDF is a trust validly existing under the laws of the State of Illinois with all requisite authority to conduct its affairs as it now does. The NDF is in full compliance in all material respects with all applicable Laws of the NRC. The NDF is classified as a grantor trust owned by Seller under Sections 671 through 677 of the Code.

  9.17.2.
  Subject only to the Required Regulatory Approvals, Seller has or as of the Closing will have all requisite authority to cause a portion of the assets of the NDF to be transferred to the Trustee of the Post-Closing Decommissioning Trust Agreement pursuant to Section 11.12.

  9.17.3.
  Schedule 4.17 sets forth a statement of assets of the NDFas of the most recent available date and such statement presents fairly in all material respects as of such date the fair market value of the assets of the NDF.

        9.18.    Complete Copies.

        To the Knowledge of Seller, Buyer or Buyer's Parent has been provided access to true, complete and unredacted copies of the emergency preparedness assets and agreements, Transferable Permits, NRC Commitments, Real Property Agreements and Seller's Agreements.

        9.19.    Buyer's Representations and Warranties.

        As of the date hereof, Seller does not have any Knowledge (without independent investigation of inquiry by or on behalf of Seller or any officer or employee of Seller or its Affiliates) of any breaches of any of Buyer's representations or warranties.

10.    REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER'S PARENT

        Buyer, Buyer's Parent and Guarantor represent and warrant to Seller as follows:

        10.1.    Organization; Qualification.    .

  10.1.1.
  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer's Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Utah. Guarantor is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer, Buyer's Parent and Guarantor has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer has heretofore delivered or made available to Seller complete and correct copies of its Certificate of Formation and Operating Agreement as currently in effect. Buyer's Parent has heretofore delivered or made available to Seller complete and correct copies of its Certificate of Formation and Operating Agreement as currently in effect. Buyer is, or on the Closing Date will be, qualified to conduct business in the State of Illinois. Buyer and Buyer's Parent conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act of 1954, as applicable, and the NRC's regulations in 10 C.F.R. § 50.38

  10.1.2.
  Buyer, Buyer's Parent and Guarantor are financially capable and properly qualified to undertake their obligations under this Agreement and the Ancillary Agreements, and they are properly licensed, equipped, and organized to do so. The financial statements of Buyer's Parent and its consolidated subsidiaries as of and for the years ended December 31, 2005 and December 31, 2006 heretofore furnished by Buyer and Buyer's Parent to Seller, are true and correct and do present fairly, accurately, and completely the financial position of Buyer and Buyer's Parent, respectively, as of the dates and for the periods for which the same have been furnished, and all such financial statements have been prepared pursuant to and in accordance with generally accepted accounting principles applied on a consistent basis. All other financial information and statements of experience and qualifications of Buyer and Buyer's Parent heretofore furnished by Buyer or Buyer's Parent to Seller in connection with the evaluation, negotiation, review and approval of the transactions contemplated by this Agreement and the Ancillary Agreements are true and correct in all material respects. Buyer has sufficient financial resources, when combined with the assets to be transferred to the Buyer NDF and the Buyer QDF, and sufficient expertise and know-how to perform its obligations under the Lease Agreement, including Decommissioning and site restoration in compliance with the Lease Agreement and applicable Law on or before the Target Completion Date and to achieve End State Conditions thereafter. The documents filed with or furnished to the SEC by Guarantor, as of the dates on which they were filed or furnished, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        10.2.    Authority Relative to this Agreement.

        Each of Buyer, Buyer's Parent and Guarantor has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Ancillary Agreements as applicable, and the consummation of the transactions contemplated hereby or thereby, will have been duly and validly authorized by all necessary corporate action required on the part of each of Buyer, Buyer's Parent and Guarantor, and no other corporate proceedings on the part of Buyer, Buyer's Parent or Guarantor are necessary to authorize this Agreement and the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby or thereby. This

Agreement has been duly and validly executed and delivered by each of Buyer, Buyer's Parent and Guarantor, and assuming that this Agreement constitutes a valid and binding agreement of Seller and subject to the receipt of the Required Regulatory Approvals, constitutes a valid and binding agreement of each of Buyer, Buyer's Parent and Guarantor, enforceable against each of Buyer, Buyer's Parent and Guarantor in accordance with its terms. Each of the Ancillary Agreements to which Buyer, Buyer's Parent or Guarantor is a party, when executed and delivered at the Closing by Buyer, Buyer's Parent and/or Guarantor, as applicable, will constitute a valid and binding agreement of Buyer, Buyer's Parent and/or Guarantor, as applicable, enforceable against Buyer, Buyer's Parent and Guarantor, as applicable, in accordance with its terms.

        10.3.    Consents and Approvals; No Violation.

  10.3.1.
  Subject to the receipt of the third-party consents set forth in Schedule 10.3.1 and the Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Ancillary Agreements by Buyer, Buyer's Parent or Guarantor, as applicable, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Formation or Limited Liability Company Agreement of Buyer or Buyer's Parent or the Certificate of Incorporation or bylaws of Guarantor; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer, Buyer's Parent or Guarantor is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer, Buyer's Parent or Guarantor or on the ability of Buyer, Buyer's Parent or Guarantor to perform its obligations hereunder or under the Ancillary Agreements ("Buyer Material Adverse Effect"); or (iii) violate any Laws applicable to Buyer, Buyer's Parent or Guarantor, which violations, individually or in the aggregate, would create a Buyer Material Adverse Effect.

  10.3.2.
  Except as set forth in Schedule 10.3.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the execution of this Agreement and the Ancillary Agreements and the consummation by Buyer, Buyer's Parent or Guarantor of the transactions contemplated by this Agreement or the Ancillary Agreements, other than (i) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, create a Buyer Material Adverse Effect, or (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which become applicable to Buyer as a result of the specific regulatory status of Seller (or any of its Affiliates) or the result of any other facts that specifically relate to the business or activities in which Seller (or any of its Affiliates) is or proposes to be engaged.

        10.4.    Legal Proceedings.

        There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Buyer, Buyer's Parent or Guarantor, threatened against Buyer, Buyer's Parent or Guarantor before any court, arbitrator, mediator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to (i) result in a Buyer Material Adverse Effect; (ii) prohibit or restrain the performance by Buyer or Buyer's Parent of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Neither Buyer, Buyer's Parent nor Guarantor is subject to any outstanding Governmental Orders which would have a Buyer Material Adverse Effect.

        10.5.    Absence of Buyer Material Adverse Effect; Liabilities.

        Since January 1, 2005 there has not been any Buyer Material Adverse Effect. Except as disclosed in Schedule 5.5 or the financial statements described in Section 5.1.2, neither Buyer, Buyer's Parent nor Guarantor has incurred debt for borrowed money or guaranteed the indebtedness of any other Person. The real estate described in the Irrevocable Easement for Disposal Capacity is not subject to any Encumbrance, except as set forth in Schedule 5.5. Buyer has no assets or Liabilities, other than assets represented by capital contributed to Buyer by Buyer's Parent and assets and Liabilities existing by reason of this Agreement or the Ancillary Agreements. Buyer has not incurred, created or assumed any Encumbrance on any of its properties, revenues or rights, whether now owned or hereafter acquired.

        10.6.    Transfer of Decommissioning Funds.

        The Buyer QDF and the Post-Closing Decommissioning Trust Agreement will, upon receipt of the private letter rulings described in Schedule 5.3.2 satisfy the requirements of Section 468A of the Code and the regulations promulgated thereunder. The Post-Closing Trust Agreement for the Buyer QDF and the Buyer NDF will satisfy the NRC's requirements for decommissioning trust provisions in 10 C.F.R. 50.75(h)(i) and the requirements under the Laws of the State of Illinois.

        10.7.    Foreign Ownership or Control.

        Buyer or, if applicable, Buyer's Parent and Guarantor conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act of 1954, as applicable, and the NRC's regulations in 10 C.F.R. § 50.38. Neither Buyer, Buyer's Parent nor Guarantor is currently owned, controlled or dominated by a foreign entity and neither will become owned, controlled, or dominated by a foreign entity before the Closing.

        10.8.    Seller's Representations and Warranties.

        As of the date hereof, Buyer, Buyer's Parent and Guarantor have no Knowledge (without independent investigation or inquiry by or on behalf of any officer or employee of Buyer, Buyer's Parent, Guarantor or their Affiliates) of any breaches of any of Seller's representations or warranties.

        10.9.    Permit Qualifications.

        Buyer will be, as the owner of the Zion Assets, qualified to hold any Permits and Environmental Permits.

11.    COVENANTS OF THE PARTIES

        11.1.    Seller's Conduct of Business Relating to the Zion Assets.

  11.1.1.
  During the period from the date hereof to August 19, 2009, and from August 4, 2010 to the Closing Date, Seller shall use and maintain, or cause to be used and maintained, the Zion Assets in the ordinary course of present use consistent with Good Utility Practices; it being understood that any actions deemed reasonably necessary in the use and maintenance of the Zion Assets in accordance with Good Utility Practices shall be deemed to be in the ordinary course unless such actions (i) materially impair Buyer's intended ownership, possession, or use of the Zion Assets, (ii) materially impair Buyer's intended lease, occupancy, possession, use, of the Zion Station Site as set forth in the Lease Agreement; or (iii) materially increase the Assumed Liabilities. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement during the period from the date hereof to the Closing Date, without the prior written consent of Buyer (unless the requirement for such consent would be prohibited by Law), which consent will not be unreasonably withheld, Seller shall not directly do any of the following with respect to the Zion Assets:

11.1.1.1	sell, lease, pledge, mortgage, encumber, restrict, dispose of, grant any right with respect to the Zion Assets if such action would reasonably be expected to have a Seller Material Adverse Effect; provided, however, the foregoing shall not be construed to restrict in any way Seller's ability to sell NDF assets and withdraw NDF funds in order for Seller to meet its obligations hereunder and complete the transfers contemplated by Section 11.12;
11.1.1.2
materially amend, extend or voluntarily terminate prior to the expiration date thereof any of Seller's Agreements or the Real Property Agreements or any material Permit or Environmental Permit or waive any default by, or release, settle or compromise any claim against, any other party thereto, other than (a) in the ordinary course of business, to the extent consistent with Good Utility Practices, (b) with cause, to the extent consistent with Good Utility Practices, or (c) as may be permitted by Section 11.10.1 or otherwise required in connection with Seller's obligations to Buyer under this Agreement;
11.1.1.3
amend in any material respect or cancel any property, liability or casualty insurance policies related to the Zion Assets, or fail to use Commercially Reasonable Efforts to maintain by self insurance or with financially responsible insurance companies insurance on the Zion Assets in such amounts and against such risks and losses as are customary for such assets and businesses;
11.1.1.4	move to the Zion Station Site any Nuclear Materials or Hazardous Materials;
11.1.1.5
incur any obligation or commitment related to the Zion Assets, other than Excluded Liabilities and the reimbursement obligation from the NDF of not more than $1 million per month after December 31, 2006 for SAFSTOR and decommissioning planning activities, other than those conducted by Buyer's Parent and Buyer or their contractors, and exigent or emergent expenses incurred by Seller in accordance with Good Utility Practices after discussion with Buyer;
11.1.1.6
other than in the ordinary course of business or as required by Law or a Collective Bargaining Agreement or other agreements as in existence through the Closing Date or as permitted under the Leased Personnel Agreement, (i) hire any Zion Employee (other than to replace a Zion Employee who may have resigned or been terminated); (ii) increase the compensation or benefits payable to any Zion Employee; or (iii) transfer or terminate any Zion Employee (other than for cause or with consent of the Buyer or through voluntary termination or retirement);
11.1.1.7
other than in the ordinary course of business or as required by Law or a Collective Bargaining Agreement or other agreements as in existence through the Closing Date or as permitted under the Leased Personnel Agreement, enter into any new Collective Bargaining Agreements;
11.1.1.8	settle any claim or litigation that results in any material obligation imposed on the Zion Assets that could reasonably be likely to continue past the Closing Date;

11.1.1.9
enter into any individual requirements contract for goods or any commitment or contract for non-employment related services that will constitute an Assumed Liability and be delivered or provided after the Closing Date or such other date as the Parties mutually agree to be the date on which the Closing is expected to occur that exceeds One Hundred Thousand Dollars ($100,000) per annum, unless such commitment or contract is terminable by Seller (or after the Closing Date by Buyer) upon not more than ninety (90) days notice without penalty or cancellation charge;
11.1.1.10
except as required by any Law or accounting principles generally accepted in the United States, change, in any material respect, its Tax practice or policy (including making new Tax elections or changing Tax elections and settling Tax controversies not in the ordinary course of business) with respect to the Zion Assets to the extent such change or settlement would be binding on Buyer and have a Seller Material Adverse Effect;
11.1.1.11
knowingly engage in any practice, take any action, fail to take any action, or enter into any transaction through the Closing Date that will result or may reasonably be anticipated to result in any misrepresentation or breach of any warranty of Seller hereunder as of the Closing Date;
11.1.1.12	amend Seller's Decommissioning Trust Agreements in any way that would materially alter the business and investment practices with respect to the QDF and NDF; or
11.1.1.13	agree to enter into any of the transactions set forth in the foregoing provisions of this Section 11.1.1.
  11.1.2.
  During the period from the date hereof to the Closing Date, Seller shall also:

11.1.2.1	Make all required deposits to the QDF and the NDF and cause the Trustee to pay all Taxes, expenses and fees relating to the QDF and the NDF for the period that ends on the Closing Date;
11.1.2.2	Notify Buyer of any material amendments to Seller's Decommissioning Trust Agreements;
11.1.2.3	Make available to Buyer monthly statements of assets of the QDF;
11.1.2.4	Make available to Buyer monthly statements of assets of the NDF; and
11.1.2.5
To the extent permitted by Law, accommodate Buyer's reasonable requests regarding the investments (e.g., categories or specific) to be held by the NDF assets to be transferred to the Buyer NDF; provided, however, that the NDF shall be responsible for any Taxes resulting from such requests without reimbursement from Seller.

        11.2.    Buyer's, Buyer's Parent and Guarantor's Conduct of Business Relating to the Zion Assets.

  11.2.1.
  During the period from the date hereof to the Closing Date Buyer, Buyer's Parent and Guarantor shall not:

11.2.1.1	Amend Buyer's Certificate of Formation or Operating Agreement without the prior written consent of Seller;
11.2.1.2	Engage in any business activity or incur any Liability by or on behalf of Buyer, except as necessary in connection with the transactions contemplated by this Agreement;
11.2.1.3
Knowingly engage in any practice, take any action, fail to take any action, or enter into any transaction that will result or may reasonably be anticipated to result in any misrepresentation or breach of any warranty or covenant of Buyer, Buyer's Parent or Guarantor hereunder or under the Ancillary Agreements;
11.2.1.4	Be or become owned, controlled or dominated by a foreign entity; or
11.2.1.5	Agree to take any action or enter into any transaction that would violate the foregoing provisions of this Section 11.2.1.
  11.2.2.
  During the period from the date hereof to the Closing Date, Buyer and Buyer's Parent, as applicable, shall deliver to Seller:

11.2.2.1	As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Buyer's Parent, a copy of Buyer's Parent's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission with respect to such quarter (or, if Buyer's Parent is not required to file a Quarterly Report on Form 10-Q, a copy of an unaudited consolidated balance sheet of Buyer's Parent as of the end of such quarter and the related consolidated statement of income of Buyer's Parent for the portion of the fiscal year of Buyer's Parent ending on the last day of such quarter, in each case prepared in accordance with generally accepted accounting principles, subject to the absence of footnotes and to year-end audit adjustments), together with a certificate of the chief financial officer of Buyer's Parent to the effect that such financial statements fairly present the consolidated financial condition of Buyer's Parent as of the date thereof and results of operations for the period then ended;
11.2.2.2
As soon as available and in any event within one-hundred five (105) days after the end of each fiscal year of Buyer's Parent, a copy of Buyer's Parent's Annual Report on Form 10-K filed with the Securities and Exchange Commission with respect to such fiscal year (or, if Buyer's Parent is not required to file an Annual Report on Form 10-K, an audited copy of a consolidated balance sheet of Buyer's Parent as of the last day of such fiscal year and the related audited consolidated statements of income, retained earnings and cash flows of Buyer's Parent for such fiscal year, together with an opinion of Ernst & Young LLP or other certified public accountants of recognized national standing); and
11.2.2.3
As promptly as reasonably practicable, such other information concerning Buyer or Buyer's Parent as Seller may reasonably request in order to verify the accuracy of the representations and warranties of Buyer and Buyer's Parent.

        11.3.    Access to Information; Protection of Proprietary Information.

  11.3.1.
  Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours, upon reasonable notice and subject to compliance with all applicable NRC rules and regulations and other applicable Laws (i) give Buyer and Buyer's Representatives reasonable access to all management personnel engaged in the management of the Zion Assets and all books, documents, records, plants, offices and other facilities and properties constituting the Zion Assets; (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; (iii) furnish Buyer with such financial and other information with respect to the Zion Assets as Buyer may from time to time reasonably request; (iv) furnish Buyer a copy of each material report, schedule or other document filed or received by it since the date hereof with respect to the Zion Assets with the NRC or any other Governmental Authority having jurisdiction over the Zion Assets; provided, however, that (a) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the ownership, use or management of the Zion Assets or other activities of Seller at the Zion Station Site; (b) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege; and (c) Seller need not supply Buyer with any information that Seller is legally or contractually prohibited from supplying.

  11.3.2.
  From and after the date hereof, and ending two years after the termination of this Agreement if this Agreement is terminated: (i) Buyer, Buyer's Parent and Guarantor shall use and disclose, and shall cause their Representatives to use and disclose, Seller's Proprietary Information only to the extent necessary to consummate the transactions contemplated by, and perform their obligations under, this Agreement and the Ancillary Agreements; and (ii) Seller shall use and disclose, and shall cause its Representatives to use and disclose, Buyer's Proprietary Information only to the extent necessary to consummate the transactions contemplated by, and perform its obligations under, this Agreement and the Ancillary Agreements.

  11.3.3.
  Following the Closing Date and subject to all applicable NRC rules and regulations, each Party and its respective Representatives shall have reasonable access to all of the Business Books and Records in the possession of the other Party or Parties to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the ownership, possession or use of the Zion Assets. Such access shall be afforded by the Party or Parties in possession of such Business Books and Records upon receipt of reasonable advance notice and during normal business hours. The Party or Parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 11.3.3. The Party or Parties in possession of such Business Books and Records shall retain such Business Books and Records from and after the Closing Date so long as may be required by Law. If the Party or Parties in possession of such books and records shall desire to dispose of any such Business Books and Records, such Party or Parties shall, prior to such disposition, give the other Party or Parties a reasonable opportunity at such other Party's or Parties' expense, to segregate and remove such Business Books and Records as such other Party or Parties may select. Notwithstanding the foregoing, the right of access to medical records and other confidential employee records shall be subject to all applicable legal requirements.

  11.3.4.
  Seller agrees (i) not to release any Person (other than Buyer and Buyer's Parent) from any confidentiality agreement now existing with respect to the Zion Assets, or waive or amend any provision thereof; and (ii) to promptly after the Closing Date assign any rights arising under any such confidentiality agreement (to the extent assignable) to Buyer and Buyer's Parent.

  11.3.5.
  Notwithstanding the terms of Section 11.3.2, prior to the Closing, Buyer, Buyer's Parent and Guarantor may reveal or disclose Proprietary Information to any other Persons as reasonably required in connection with Buyer's, Buyer's Parent's or Guarantor's obtaining the Irrevocable Letter of Credit or consents from third parties, including Buyer's Parent's existing lenders, and, to the extent that Seller consents, which consent shall not be unreasonably withheld, to existing and potential suppliers, and to such Persons with whom Buyer and Buyer's Parent expect it may have business dealings regarding the Zion Assets from and after the Closing Date other than any Person who is a competitor of Seller; provided, however, that all such Persons agree in writing to maintain the confidentiality of the Seller Proprietary Information on substantially the same terms and conditions as those contained in Section 6.2.2; and provided, further, that Buyer, Buyer's Parent and Guarantor shall be responsible for any breach by any such Persons of such confidentiality obligations.

  11.3.6.
  Buyer, Buyer's Parent and Guarantor agree that, prior to the Closing Date, they will not contact any vendors, suppliers, employees, or other contracting parties of Seller or Seller's Affiliates with respect to any aspect of the Zion Assets or the transactions contemplated hereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

  11.3.7.
  Upon Buyer's, Buyer's Parent's or Guarantor's or Seller's (as the case may be) prior written approval (which approval shall not be unreasonably withheld), Seller, or Buyer, Buyer's Parent or Guarantor (as the case may be) may provide Proprietary Information of any other Party to the NRC or any other Governmental Authority having jurisdiction over the Zion Assets or any portion thereof, as may be necessary to obtain Seller's Required Regulatory Approvals or Buyer's or Buyer's Parent's Required Regulatory Approvals, respectively. The disclosing Party shall seek confidential treatment for the Proprietary Information provided to any such Governmental Authority and the disclosing Party shall notify the other Party whose Proprietary Information is to be disclosed, as far in advance as reasonably practical, of its intention to release to any Governmental Authority any such Proprietary Information. In the event that disclosure of Proprietary Information is required by order of a court or other Governmental Authority or by subpoena or other similar legal process, the Party subject to such order, subpoena or other legal process shall, to the extent permitted by Law, notify the other Party whose Proprietary Information is to be disclosed and the Parties shall consult and cooperate in seeking a protective order or other relief to preserve the confidentiality of Proprietary Information.

  11.3.8.
  Seller or Buyer, Buyer's Parent or Guarantor (as the case may be) may, without the prior consent of the other Party, disclose Proprietary Information of any other Party as may be necessary to comply generally with any applicable Laws or with the rules of any applicable stock exchange. The disclosing Party shall notify the other Party whose Proprietary Information is to be disclosed, as far in advance as reasonably practical, of its intention to release to any third party any such Proprietary Information.

  11.3.9.
  The Confidentiality Agreements shall be terminated and be of no further force or effect after the date hereof except for remedies for any breach of the Confidentiality Agreements arising prior to the date hereof. After the Closing Date, Seller shall keep confidential all Proprietary Information provided by Buyer, Buyer's Parent or Guarantor or which Seller possesses with respect to the Zion Assets, to the extent permitted by Law, and to the same extent and under the same conditions applicable to the obligations of Buyer, Buyer's Parent and Guarantor with respect to Seller's Proprietary Information as contained in this Agreement. After the Closing Date, Buyer, Buyer's Parent and Guarantor shall keep confidential all Proprietary Information provided by Seller or which Buyer, Buyer's Parent or Guarantor possesses with respect to the Zion Assets, to the extent permitted by Law, and to the same extent and under the same conditions applicable to the obligations of Seller with respect to Buyer's Proprietary Information as contained in this Agreement.

  11.3.10.
  Following termination of this Agreement, Buyer, Buyer's Parent and Guarantor shall, within thirty (30) days after the request of Seller, return or destroy Seller's Proprietary Information in the possession or control of Buyer, Buyer's Parent or Guarantor or their Representatives, and Seller shall, within thirty (30) days after the request of Buyer, Buyer's Parent or Guarantor, return or destroy Buyer's Proprietary Information in the possession or control of Seller or its Representatives. Notwithstanding the foregoing, a recipient or another Party's Proprietary Information shall not be required to return or destroy such other Party's Proprietary Information to the extent that (i) it directly relates to a matter that is or is expected to be the subject of litigation or claims, (ii) is commingled with other electronic records that are collected and maintained in a separate secure facility as part of information technology backup procedures in accordance with the normal course of business, (iii) is included in a Party's disclosures to its or its Affiliate's board of directors or similar governing body or the records of deliberations of such body in connection with the consideration of the authorization and approval of this Agreement and the transactions contemplated hereby, (iv) the recipient is required to retain such Proprietary Information under applicable Law, or (v) the recipient is a legal or other professional advisor to a Party with professional responsibilities to maintain client confidences.

        11.4.    Expenses.

  11.4.1.
  Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the cost of legal, technical and financial consultants, the costs of transition as set forth in the transition plan to be adopted by the parties in accordance with Section 6.5.3, and the cost of filing for and prosecuting applications for Required Regulatory Approvals.

  11.4.2.
  Except as provided in the Decommissioning Planning Contract, Buyer shall be responsible for all third party vendor costs and expenses incurred and relating to work performed with respect to the Zion Assets at the request of Seller after the date hereof.

        11.5.    Further Assurances; Cooperation.

  11.5.1.
  Subject to the terms and conditions of this Agreement, each of the Parties will use Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale, transfer, conveyance and assignment of the Zion Assets and the assignment of the Assumed Liabilities or the exclusion of the Excluded Liabilities pursuant to this Agreement, including, without limitation, using Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder, including, without limitation, all Required Regulatory Approvals. Notwithstanding anything in the previous sentence to the contrary, Seller and Buyer, Buyer's Parent and Guarantor shall use Commercially Reasonable Efforts to obtain all Permits and Environmental Permits necessary for Buyer to acquire and possess the Zion Assets and perform Decommissioning activities at the Zion Station Site. Except as may be required by Law, neither Buyer, Buyer's Parent or Guarantor nor Seller will, without the prior written consent of the others, advocate or take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or which could reasonably be expected to cause, or to contribute to causing, the other Party or Parties to receive less favorable regulatory treatment than that sought by the Party or Parties. Each Party shall cooperate with the other Parties in all Commercially Reasonable Efforts to lift any preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority that restrains or prevents the consummation of the transactions contemplated hereby. The Parties shall cooperate and exercise Commercially Reasonable Efforts to assist in the establishment of effective interfaces with local and State of Illinois authorities in areas such as emergency planning and security, as well as in the government relations arena

  11.5.2.
  From time to time after the Closing Date, Seller will execute and deliver such documents to Buyer as Buyer may reasonably request, at Buyer's expense, in order to more effectively consummate the sale and purchase, including the transfer, conveyance and assignment, of the Zion Assets or to more effectively vest in Buyer such title to the Zion Assets, subject to the Permitted Encumbrances. From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to evidence Buyer's assumption of the Assumed Liabilities.

  11.5.3.
  During the period from the date hereof to the Closing Date, the Parties shall cooperate with each other to develop a transition plan and, as necessary, mutually acceptable agreements, to facilitate the transition of the information systems, computer applications and processing of data at the Facilities on and following the Closing Date.

  11.5.4.
  To the extent that Seller's rights under any Seller's Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, shall use Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible. Seller and Buyer shall cooperate and shall each use Commercially Reasonable Efforts for a reasonable period of time after the Closing to obtain an assignment of such Seller's Agreement to Buyer. In the event that any such consent to assignment has not been obtained, the Parties agree to proceed under this Agreement to the extent permissible. The Parties shall equally share the expenses incurred in connection with the assignment of Seller's Agreements; provided that Buyer shall be solely responsible for the payment of any license fee or other charge required to be paid to obtain any required consent from a third party in connection with any such assignment.

  11.5.5.
  During the period from the date hereof to the Closing Date, Buyer and Seller shall cooperate with each other to develop a transition plan and, as necessary, mutually acceptable agreements, to provide such services to each other for a reasonable period of time after the Closing Date as are reasonably necessary to ensure the continuity of support for Zion Station or other continuing activities at the Zion Station Site and the orderly completion of projects or other work in progress that would be adversely affected if those services were interrupted.

        11.6.    Public Statements.

        Upon or immediately following the execution and delivery of this Agreement, the Parties will issue a joint press release or coordinated separate press releases concerning this Agreement and the transactions contemplated hereby, in form and substance to be mutually agreed. Subsequent to the initial joint press release or separate press releases contemplated by the preceding sentence and prior to the Closing Date, the Parties shall not issue any further press release or other public disclosure (other than required filings and other required public statements or testimony before regulatory authorities) with respect to this Agreement or the transactions contemplated hereby without first affording the non-disclosing Party the opportunity to review and comment on such press release or public disclosure, except as may be required by applicable Law or stock exchange rules. On or immediately following the Closing Date, the Parties will issue a joint press release or coordinated separate press releases concerning the consummation of the transactions contemplated hereby, in form and substance to be mutually agreed. The Parties shall reasonably cooperate in matters relating to the content and timing of public announcements and other public disclosures (other than required filings and other required public statements or testimony before regulatory authorities) relating to this Agreement or the transactions contemplated hereby.

        11.7.    Consents and Approvals.

  11.7.1.
  Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall consult with each other, as to the appropriate time of filing such notifications and shall agree upon the timing of such filings, and respond promptly to any requests for additional information made by either of such agencies. The Parties shall use their Commercially Reasonable Efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Each Party will bear its own costs for the preparation and filing of any notification and report required by HSR or response to any request for additional information.

  11.7.2.
  As promptly as practicable after the date of this Agreement, Buyer and Seller, as applicable, shall make the filings necessary to obtain the Required Regulatory Approvals. In fulfilling their respective obligations under this Section 11.7.2, Buyer and Seller shall each use Commercially Reasonable Efforts to effect or cause to be effected any such filings within thirty (30) days after the date of this Agreement. Prior to any Party's submission of the applications contemplated by this Section 11.7.2, the submitting Party shall provide a draft of such application to the other Party for review and comment and the submitting Party shall in good faith consider any revisions reasonably requested by the reviewing Party. Each Party will bear its own costs of the preparation and review of any such filings.

  11.7.3.
  As promptly as practicable after the date of this Agreement, Buyer and Seller shall file with NRC an application requesting consent under Section 184 of the Atomic Energy Act and 10 C.F.R. § 50.80 for the transfer of the NRC Licenses from Seller to Buyer, and approval of any conforming license amendments or other related approvals. In fulfilling their respective obligations set forth in the immediately preceding sentence, each of Buyer and Seller shall use its Commercially Reasonable Efforts to effect any such filing within sixty (60) days after the date of this Agreement. Each Party will bear its own costs of the preparation of any such filing and NRC fees shall be equally shared by the Parties. Thereafter, Buyer and Seller shall cooperate with one another to facilitate NRC review of the application by providing the NRC staff with such documents or information that the NRC staff may reasonably request or require any of the Parties to provide or generate.

  11.7.4.
  Seller and Buyer, Buyer's Parent and Guarantor shall cooperate with each other and, as promptly as practicable after the date of this Agreement: (i) prepare and make with any other Governmental Authority having jurisdiction over Seller, Buyer, Buyer's Parent or the Zion Assets, all filings required to be made with respect to the transactions contemplated hereby (including those specified above); (ii) effect all applications, notices, petitions and filings and execute all agreements and documents; (iii) use Commercially Reasonable Efforts to obtain the transfer or reissuance to Buyer of all Permits, Environmental Permits, consents, approvals and authorizations of all Governmental Authorities; and (iv) use Commercially Reasonable Efforts to obtain all consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the transactions contemplated by this Agreement (including the Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Seller or Buyer,

    Buyer's Parent or Guarantor is a party or by which any of them is bound. The Parties shall respond promptly to any requests for additional information made by such agencies, use their respective Commercially Reasonable Efforts to participate in any hearings, settlement proceedings or other proceedings ordered with respect to the applications, and use their respective Commercially Reasonable Efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Except as otherwise provided in Section 6.7.1, the Parties shall equally share costs of the preparation and review of any filing with any Governmental Authority, and the Parties shall equally share the cost of any filing fees or other charges payable to any Governmental Authority in connection therewith. Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party.

  11.7.5.
  Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits effective as of the Closing Date. Seller shall cooperate with Buyer's efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by Seller or the procurement of any other Permit or Environmental Permit when so requested by Buyer. In the event that Buyer is unable, despite its Commercially Reasonable Efforts, to obtain a transfer or reissuance of one or more of the Permits or Environmental Permits as of the Closing Date, Buyer may use the applicable Permit or Environmental Permit issued to Seller, provided (i) such use is not unlawful; (ii) Buyer notifies Seller prior to the Closing Date; (iii) Buyer continues to make Commercially Reasonable Efforts to obtain a transfer or reissuance of such Permit or Environmental Permit after the Closing Date; and (iv) Buyer indemnifies Seller for any losses, claims or penalties suffered by Seller in connection with the Permit or Environmental Permit that is not transferred or reissued as of the Closing Date resulting from Buyer's ownership, possession or use of the Zion Assets on and following the Closing Date.

        11.8.    Brokerage Fees and Commissions.

        Seller, on the one hand, and Buyer, Buyer's Parent and Guarantor, on the other hand, each represents and warrants to the other that no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Party making such representation. Seller, on the one hand, and Buyer, Buyer's Parent and Guarantor, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the indemnifying party.

        11.9.    Tax Matters.

  11.9.1.
  All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be shared equally by Buyer and Seller. Buyer and Seller will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, will each join in the execution of any such Tax Returns or other documentation. To the extent Buyer and Seller cannot agree with respect to any item to be included on such Tax Return, such dispute shall be resolved in the manner provided for in Section 11.9.5. Prior to the Closing Date, Buyer will provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority, and the Parties shall comply with all requirements and use Commercially Reasonable Efforts to secure applicable sales tax exemptions for the transactions contemplated by this Agreement.

  11.9.2.
  With respect to Taxes to be prorated in accordance with Section 8.3, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Zion Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer's preparation of any such Tax Returns shall be subject to Seller's approval to the extent that such Returns relate to any period, allocation or other amount for which Seller is responsible. Buyer shall make such Tax Returns and all schedules and working papers supporting such Tax Returns available for Seller's review and approval no later than thirty (30) Business Days prior to the due date for filing such Tax Return. Seller shall respond no later than ten (10) Business Days prior to the due date for filing such Tax Return. Subject to Section 11.9.5, not less than five (5) Business Days prior to the due date of any such Tax Return, Seller shall pay to Buyer its proportionate share of the amount shown as due on such Tax Return as determined in accordance with Section 8.3. In the event Buyer and Seller cannot agree as to the preparation or the reporting of any material item on a Tax Return to be filed by Buyer, the dispute shall be settled in the manner provided by Section 11.9.5 and the cost of such Independent Accounting Firm shall be borne equally by the Parties; provided, however, that if the Independent Accounting Firm has not made a determination as of the date that such Tax Return is required to be filed, such Tax Return shall be filed in a manner consistent with Seller's position; provided, further, that with respect to any such Tax Return that is filed prior to a determination by the Independent Accounting Firm, Seller and Buyer shall take all commercially reasonable steps to amend such Tax Return, if necessary, to reflect any material determination made by the Independent Accounting Firm.

  11.9.3.
  Seller shall cause the Trustee of the QDF to file the Tax Returns for the QDF for any periods ending on or before the Closing Date. Prior to the Closing Date, Seller shall cause the Trustee of the QDF to pay estimated Income Taxes for the taxable period that ends on the Closing Date in an amount equal to the estimated Income Tax Liability of the QDF for the taxable period that ends on the Closing Date. To the extent the amount of estimated Income Taxes paid pursuant to this Section 6.9.3 is less than the Income Tax Liability of the QDF for the taxable period that ends on the Closing Date, any such deficiency will be paid by Buyer's QDF. To the extent the amount of estimated Income Taxes is greater than the Income Tax Liability of the QDF for the taxable Period that ends on the Closing Date, any refund of such overpayment will be transferred by Seller or the QDF to Buyer's QDF and treated as additional QDF decommissioning funds transferred to Buyer.

  11.9.4.
  Each of the Parties shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes or effectuating the terms of this Agreement, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 11.9.4 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties, except to the extent such information is required to be disclosed by Law.

  11.9.5.
  In the event that a dispute arises between Seller and Buyer as to the preparation or the reporting of any material item on a Tax Return to be filed by Buyer or the allocation of such Taxes between Seller and Buyer, the Parties shall attempt in good faith to resolve such dispute, and any agreed amount shall be paid to the appropriate Party within ten (10) Business Days after the date on which the Parties reach agreement. If a dispute is not resolved within thirty (30) days after a Party having provided the other Party written notice of a dispute, the Parties shall submit the dispute for determination and resolution to Deloitte & Touche LLP or such other mutually agreeable firm of CPAs (which is not Seller's, Buyer's or Buyer's Parents' independent accountants) of recognized national standing (the "Independent Accounting Firm"), which shall be instructed to determine and report to the Parties in writing, within thirty (30) days after such submission, upon such disputed amount, and such written report shall be final, conclusive and binding on the Parties. The Independent Accounting Firm shall act as an expert and not as an arbitrator and shall make findings only with respect to the remaining disputes so submitted to it (and not by independent review). Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Buyer and Seller. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate. Submission of a dispute to the Independent Accounting Firm shall not relieve any Party from any obligation under this Agreement to timely file a Tax Return or pay a Tax.

  11.9.6.
  The Parties shall file their respective tax returns consistent with (i) the private letter ruling received by the Parties with respect to the transactions contemplated by this Agreement and (ii) the representations made by the Parties to the IRS in connection with the request for such private letter ruling.

        11.10.    Advice of Changes.

  11.10.1.
  Prior to the Closing Date, Seller will promptly advise Buyer, Buyer's Parent or Guarantor, and Buyer, Buyer's Parent or Guarantor will promptly advise Seller, in writing of any change or circumstance arising, or being discovered, after the date hereof that would constitute a material breach of any representation, warranty or covenant of the advising or any other Party under this Agreement. If Buyer, Buyer's Parent or Guarantor advises Seller, or if Seller advises Buyer, Buyer's Parent or Guarantor of any material breach of a representation, warranty or covenant of Seller contained in this Agreement, Buyer, Buyer's Parent or Guarantor shall have the right to terminate this Agreement in accordance with and subject to the provisions of Section 14.1.6. If Seller advises Buyer, Buyer's Parent or Guarantor, of if Buyer, Buyer's Parent or Guarantor advises Seller, of any material breach of a representation, warranty or covenant of Buyer, Buyer's Parent or Guarantor contained in this Agreement, Seller shall have the right to terminate this Agreement in accordance with and subject to the provisions of Section 14.1.7. If a Party fails to exercise its termination right on or before the Closing Date, the written notice under this Section 11.10 will be deemed to have amended this Agreement, including the appropriate Schedule, or to have qualified the representations and warranties contained in Articles 9 and 10. In addition to the actions permitted by Section 11.1, Seller shall be entitled to amend, substitute or otherwise modify any Seller's Agreement to the extent that such Seller's Agreement expires by its terms prior to the Closing Date or is terminable without Liability to Buyer on or after the Closing Date (other than an amendment that would extend the term thereof for a new term of years in excess of the then current term), or if the terms and conditions of such modified Seller's Agreement constituting the Assumed Liabilities are on terms and conditions not less favorable to Buyer than the original Seller's Agreement.

  11.10.2.
  As of a date no more than one (1) Business Day prior to the Closing, each of the Parties shall provide each other Party with any and all revisions, modifications and updates to the Schedules such that the Schedules will be true and correct as of such date. To the extent that such revisions, modifications and updates do not, either individually or in the aggregate, have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, then such revisions, modifications and updates will be deemed to be automatically incorporated into the Schedules.

        11.11.    Employees.

        On or before the Closing Date, Buyer may, in its discretion, make offers of employment to persons employed by Seller or its Affiliates at the Zion Station Site for employment with Buyer to commence on or following the Closing Date. Any such person who receives and accepts any such offer of employment with Buyer shall become a Transferred Employee as of the Closing Date. On or before the Closing Date, Buyer, Buyer's Parent and Seller shall execute and deliver the Leased Personnel Agreement, which shall govern matters relating to Zion Employees.

        11.12.    Decommissioning Funds.

  11.12.1.
  Between the date hereof and the Closing, Seller will make such deposits from time to time to its QDF and its NDF of the amounts of Decommissioning costs, if any, collected from customers as determined by the ICC; provided, however, that any such deposits to the QDF shall not exceed the maximum amounts permitted to be contributed to the QDF under Code Section 468A and any tax ruling issued to Seller by the IRS.

  11.12.2.
  Prior to the Closing Date, Seller will withdraw from the NDF aggregate amounts sufficient to reimburse Seller for (i) costs of SAFSTOR and decommissioning planning expenses through the Closing Date, provided that such amount shall be not more than Forty-two Million Dollars ($42,000,000) as of December 31, 2006, and not more than One Million Dollars ($1,000,000) per month thereafter, (ii) costs incurred under the Decommissioning Planning Contract, (iii) Taxes incurred on gains realized by the NDF on or prior to the Closing Date, (iv) any expenses incurred by Seller by reason of requirements of applicable Law that are reimbursable from the NDF, and (v) any exigent or emerging expenses incurred by Seller on or before the Closing Date and reimbursable from the NDF, subject to prior discussions with Buyer. Prior to the Closing Date, after giving effect to the withdrawals contemplated by the preceding sentence, Seller will transfer assets from the NDF into the QDF not to exceed the maximum amount permitted under Code Section 468A, the Treasury Regulations, and any tax ruling issued to Seller by the IRS, subject to the requirements of Section 11.12.3.

  11.12.3.
  Notwithstanding the provisions of Section 11.12.2, Seller shall retain in the NDF as of the Closing (i) assets having an aggregate value equal to the sum of Twenty-five Million Dollars ($25,000,000), plus an amount equal to the Taxes incurred on gains realized by the NDF on or prior to the Closing Date, if not previously withdrawn pursuant to Section 11.12.2, plus (ii) if and to the extent that the assets described in the preceding clause are assets other than cash, additional assets having a value, as determined by Seller, sufficient to compensate the NDF for the Taxes that would be paid on unrealized gains on such assets if they were liquidated by the NDF on the Closing Date. If and to the extent that the assets in the NDF are insufficient to satisfy the requirements of the preceding sentence and Section 6.12.2, Seller may withdraw the deficiency from the QDF on or prior to the Closing Date and contribute such withdrawn assets to the NDF to the extent permitted by Code Section 468A, the Treasury Regulations, and Seller's Decommissioning Trust Agreements.

  11.12.4.
  On or before the Closing Date, Buyer will establish the Post-Closing Decommissioning Trust Agreement, which shall include the provisions set forth in Exhibit L. Buyer shall not amend the Post-Closing Nuclear Decommissioning Trust Agreement at any time before or after the Closing Date to modify the provisions set forth in Exhibit L without the prior written consent of Seller, which consent shall not be unreasonably withheld. On or prior to the Closing Date, Buyer will (a) create and maintain the Buyer QDF in accordance with NRC requirements and in compliance with the requirements of Section 468A of the Code and the Treasury Regulations and (b) create and maintain the Buyer NDF in accordance with NRC requirements.

  11.12.5.
  On the Closing Date, after giving effect to the requirements of Sections 11.12.2 and 11.12.3 and the transactions described in Schedule 6.12.5, Seller will cause the QDF to execute and deliver an instrument of assignment sufficient to assign to the Buyer QDF all right, title and interest of the QDF in and to the investment assets held in the QDF. As promptly as reasonably possible following the Closing Date, and in any event no later than fourteen (14) days following the Closing Date, Seller will deliver to Buyer a reconciliation of the transactions described on Schedule 6.12.5 that are required to be trued up to actual amounts at or following the Closing Date. In the event that any funds remain in the NDF after giving effect to the requirements of Sections 11.12.2 and 11.12.3 and the transactions described in Schedule 6.12.5 and the post-Closing reconciliation thereof, Seller will cause the NDF to execute and deliver an instrument of assignment sufficient to assign to the Buyer NDF all right, title and interest of the NDF in and to the remaining investment assets held in the NDF, or cash in lieu of investment assets, after giving effect to the transactions described on Schedule 6.12.5 as adjusted by the post-Closing reconciliation. On and following the Closing Date, such assets to be transferred to the Buyer QDF and Buyer NDF shall be identified and delivered in accordance with this Section 6.12.5 and otherwise as Buyer and Seller may jointly direct the Trustee for the QDF and NDF. Effective as of the Closing, custody of such assets to be transferred to the Buyer QDF and the Buyer NDF shall be maintained by the Trustee and custodians for the QDF and NDF for the sole benefit of the Buyer QDF and Buyer NDF until custody thereof is transferred in accordance with this Section 6.12.5. Pending the transfer of custody or record ownership, voting rights and other rights associated with such assets shall be exercised by and in accordance with the provisions of the QDF and NDF. As promptly as reasonably possible following the Closing Date, and in any event no later than four (4) Business Days following the Closing Date, Seller will cause the QDF to deliver to Buyer and the Buyer QDF a list of all fixed income and international equity investments held in the QDF as of the Closing Date that are to be transferred to the Buyer QDF, which shall represent, as closely as reasonably possible, a pro rata share of all pooled fixed income and international equity investments held as of the Closing Date in Seller's tax-qualified nuclear decommissioning trusts for the benefit of nuclear generating stations including Zion Station; provided that adjustments shall be made to avoid delivery to the Buyer QDF any investment asset that represents a fractional share or otherwise does not equal or exceed the minimum size necessary to be freely tradable. Seller will cause the QDF to deliver to the Buyer QDF custody of all such fixed income and international equity investments within five (5) Business Days following the Closing Date. As promptly as reasonably possible following the Closing Date, and in any event no later than fourteen (14) days following the Closing Date, Seller will cause the QDF to deliver to Buyer and the Buyer QDF a list of all domestic equity investments held in the QDF as of the Closing Date that are to be transferred to the Buyer QDF, which shall represent, as closely as reasonably possible, a pro rata share of all pooled domestic equity investments held as of the Closing Date in Seller's tax-qualified nuclear decommissioning trusts for the benefit of nuclear generating stations including Zion Station; provided that adjustments shall be made to avoid delivery to the Buyer QDF any equity investment that represents a fractional share, and the domestic equity investment assets delivered to the Buyer QDF shall be adjusted so that the Closing Date market value and tax basis of the aggregate portfolio of investment assets to be delivered to the Buyer QDF are as consistent as reasonably possible with a pro rata division of the aggregate Closing Date market value and tax basis of the portfolio of investment assets in the Seller's tax-qualified nuclear decommissioning trusts for the benefit of nuclear generating stations including Zion Station. Seller will cause the QDF to deliver to the Buyer QDF custody of all such domestic equity investments within fifteeen (15) days following the Closing Date. In no event shall Seller or the Trustee of the QDF or NDF be liable or otherwise responsible for any delays in the performance of their obligations under this Section 6.12.5 to the extent such delays are caused by third parties or are otherwise outside of the reasonable control of Seller or the Trustee.

  11.12.6.
  On or prior to the Closing Date, Buyer shall create and maintain a third Decommissioning Trust that is segregated from the Buyer NDF and Buyer QDF (the "Buyer Backup NDT"). The Buyer Backup NDT shall serve as an additional or backup decommissioning funding assurance for Zion Station. The Buyer Backup NDT will be an obligee of the Irrevocable Letter of Credit and will hold the Disposal Capacity Asset. Any payments made pursuant to the Irrevocable Letter of Credit or cash collateral provided in lieu of the Irrevocable Letter of Credit are to be paid to and held by the Buyer Backup NDT.

  11.12.7.
  Buyer shall take all steps necessary to satisfy any requirements imposed by the NRC regarding the Decommissioning funds, in a manner sufficient to obtain NRC approval of the transfer of the NRC Licenses from Seller to Buyer.

  11.12.8.
  The Parties shall not take any actions that would cause the actual Tax consequences of the transactions contemplated by this Agreement to differ from or be inconsistent with the private letter rulings set forth in the Required Regulatory Approvals. Buyer shall maintain the Buyer QDF in compliance with the requirements of Code Section 468A and the applicable Treasury Regulations throughout the period beginning on the Closing Date and ending upon the Put Option Closing.

  11.12.9.
  Seller shall cause the Trustee of the QDF and the NDF to pay final expenses for trustee and investment management fees and other administrative expenses of the QDF and the NDF relating to transactions on or prior to the Closing Date to the extent practicable before the Closing Date. Seller shall cause the Trustee of the QDF and the NDF to notify Buyer in writing of any such QDF and NDF expenses due on or after the Closing Date. Buyer shall direct the trustee of the Buyer QDF and the Buyer NDF to pay the Taxes (other than Taxes for which provision has been made through assets retained by the NDF pursuant to Section 6.12.3) and expenses identified in the preceding sentence to the extent not paid before the Closing Date. Buyer shall ensure that the Post-Closing Decommissioning Trust Agreement allows for the payment of such expenses. The Buyer QDF and Buyer NDF, or the Buyer, as applicable, shall be responsible for management fees and taxes accrued, incurred or attributable to the period commencing on the Closing Date and relating to the assets assigned to the Buyer QDF and Buyer NDF as of the Closing Date, notwithstanding the later delivery of custody of those assets in accordance with Section 6.12.5.

        11.13.    Spent Nuclear Fuel Fees.

        Between the date hereof and the Closing Date, and at all times thereafter, Seller will remain liable for all Spent Nuclear Fuel Fees and any other fees associated with electricity generated at Zion Station and sold prior to the Closing Date, and Buyer shall have no Liability or responsibility therefor.

        11.14.    Department of Energy Decontamination and Decommissioning Fees.

        Seller will continue to pay all Department of Energy Decontamination and Decommissioning Fees relating to Nuclear Fuel purchased and consumed at Zion Station prior to the Closing Date, including all annual Special Assessment invoices (if any) to be issued after the Closing Date by the Department of Energy, as contemplated by its regulations at 10 C.F.R. Part 766 implementing Sections 1801, 1802, and 1803 of the Atomic Energy Act.

        11.15.    Cooperation Relating to Insurance and Price-Anderson Act.

        Until the Closing, Seller will maintain, or cause to be maintained, in effect (a) insurance in amounts and against such risks and losses as is customary in the commercial nuclear power industry and (b) not less than the level of property damage and liability insurance for the Facilities as in effect on the date hereof. Seller shall cooperate with Buyer's efforts to obtain insurance, including insurance required under the Price-Anderson Act or other Nuclear Laws with respect to the Zion Assets. In addition, subject to Buyer's written commitment to satisfy its indemnification obligations under Section 8.1.1, Seller agrees to use Commercially Reasonable Efforts to assist Buyer in making any claims against pre-Closing insurance policies that may provide coverage related to Assumed Liabilities. Buyer shall reimburse Seller for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation and shall not take any action which shall adversely affect any residual rights of Seller in such insurance policies.

        11.16.    Release of Seller.

        Buyer shall use Commercially Reasonable Efforts to support Seller's efforts to obtain a written release of Seller effective as of the Closing with respect to obligations arising on or after the Closing Date under any of the Seller's Agreements assigned to Buyer hereunder.

        11.17.    NRC Commitments.

        Seller (until the Closing) and Buyer (after the Closing) shall maintain and use the Facilities and the Zion Assets in accordance with the NRC Commitments, the NRC Licenses, applicable NRC regulations and policies and with applicable Laws, including Nuclear Laws.

        11.18.    Decommissioning.

        Buyer shall commit to the NRC, the ICC (if required) and other applicable Governmental Authorities that Buyer will complete, at its expense, the Decommissioning of the Facilities and the Zion Station Site (except for the onsite storage of Spent Nuclear Fuel), and that it will complete all Decommissioning activities in accordance with all Nuclear Laws and Environmental Laws, including applicable requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and guidance thereunder. In the event that the NRC, the ICC or other Governmental Authority requires Buyer to provide Decommissioning funding assurance in an amount in excess of the Decommissioning Funds, Buyer, Buyer's Parent and/or Guarantor (or such other entity as shall be acceptable to the NRC) shall post a guaranty or other financial assurances or take such other action as is sufficient to cover such excess Decommissioning funding in such form as required by the such Governmental Authority.

        11.19.    Nuclear Insurance Policies.

        On and after the Closing Date, Buyer shall, at its own expense, at all times during the Lease Term and thereafter to the extent required by the Lease, carry, maintain and provide Seller upon its request with appropriate evidence of the nuclear insurance Buyer is required to procure and keep in force pursuant to the Lease and any other insurance coverage required by applicable Law.

          6.20    Illinois Governmental Authorities.

        If requested by the ICC or any other Illinois Governmental Authority ("Illinois Authorities"), Buyer, Buyer's Parent and Guarantor will appear before said Illinois Authorities and present testimony, respond to interrogatories and requests for discovery, or otherwise provide information requested by Illinois Authorities regarding the management, financial condition and financial resources, corporate structure, ownership and control, engineering systems, designs, techniques, processes and know-how, costs of operation and Decommissioning work, business relationships with Affiliates, contractual terms, projections and other matters of interest identified by Illinois Authorities. Buyer, Buyer's Parent and Guarantor will commit to any record-keeping and record-retention requests that Illinois Authorities may impose or that ComEd may reasonably request. Seller and Buyer, Buyer's Parent and Guarantor shall cooperate in responding or dealing with Illinois Authorities on matters that relate to the performance of this Agreement or the transactions contemplated hereby. Buyer, Buyer's Parent and Guarantor shall keep Seller and ComEd informed of any inquiries by, or communications with, Illinois Authorities relating to the Zion Assets, Decommissioning the Zion Assets, or the Site. The Parties agree that Seller will take the lead in developing plans to address and respond to matters raised by Illinois Authorities.

          6.21    Project Budget and Schedule.

          6.21.1  Not less than thirty (30) days prior to the Closing Date, Buyer will deliver to Seller a detailed Project Budget (the "Original Project Budget") showing Buyer's best estimates of project costs and expenses, including contingency reserves, in order to achieve the Site Restoration Milestones, the Target Completion Date, and End State Conditions according to the schedule for the Decommissioning and other work contemplated by the Lease Agreement, without giving effect to any potential extension of the schedule for such work by reason of conditions of Force Majeure or Schedule Extension Conditions. All estimated project costs and expenses, including contingency reserves, shall be reflected in the Original Project Budget for each of the major phases or categories of work identified in the Original Project Budget as License Termination, Spent Fuel Management, and Site Restoration (each referred to herein as a "Major Budget Category") detailed to a level 3 Work Breakdown Structure within each such Major Budget Category. The Original Project Budget will reflect a Retention amount equal to 17.8% of each Major Budget Category. The aggregate Retention amount identified in the Original Project Budget or in any subsequent Project Budget will be reduced at the rate of 17.8% of amounts invoiced and paid out of the Buyer NDF or the Buyer QDF and shall be further reduced at the rate of 17.8% of any reduction in aggregate estimated project costs and expenses, including contingency reserves, reflected in any Project Budget subsequent to the Original Project Budget. The Original Project Budget shall show that Costs to Completion do not exceed the Projected NDT Value and shall demonstrate to the satisfaction of the NRC an allocation of budget resources sufficient for License Termination and Spent Fuel Management.

          6.21.2  Buyer may revise the Project Budget on or before the Closing Date with the consent of Seller. From time to time after the Closing Date, Buyer may revise the Project Budget under the circumstances described below if Buyer, in good faith, determines that changes are necessary because of actual or expected changes in project costs and expenses, including contingency reserves. Buyer shall provide a copy of each revised Project Budget to Seller promptly following completion of such revised Project Budget. Buyer may revise the Project Budget without the consent of Seller by re-allocating budgeted costs and expenses, including contingency reserves, among the detailed line items within any Major Budget Category, provided that the aggregate budgeted costs and expenses, including contingency reserves, for the detailed line items within that Major Budget Category do not exceed the budgeted amount for that Major Budget Category in the previous Project Budget. Buyer may also revise the Project Budget without the consent of Seller by re-allocating budgeted costs and expenses, including contingency reserves, among the Major Budget Categories, provided that the budgeted costs and expenses, including contingency reserves, for each Major Budget Category do not exceed the amount budgeted for such Major Budget Category in the Original Project Budget by more than 12%, and provided that such increase is fully offset by reductions in the budgeted costs and expenses, including contingency reserves, for one or more other Major Budget Categories. Quarterly, within thirty (30) days after each submission of a Disbursement Certificate, Buyer may also revise the Project Budget up or down without the consent of Seller if Buyer has fully complied with the provisions set forth in Sections 6.21.3, 6.21.4, 6.21.5, 6.21.6 and 6.21.7. Notwithstanding the foregoing, (1) Buyer shall not re-allocate Retention amounts in the Project Budget except to the extent related costs and expenses are re-allocated among the Major Budget Categories in accordance with this Section 6.21.2, and (2) the Project Budget shall at all times demonstrate to the satisfaction of the NRC an allocation of budget resources sufficient for License Termination and Spent Fuel Management.

          6.21.3  Annually, within thirty (30) days after each anniversary of the Closing Date, Buyer shall present to Seller a report (the "Annual Status Report), signed and certified as true and correct by Authorized Officers, setting forth as of a date (not more than 30 days prior to delivery of such Annual Status Report) specified in such Annual Status Report (a) cumulative project costs and expenses budgeted for each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category, (b) cumulative project costs and expenses incurred for each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category and related Retention adjustment aggregated at each Major Budget Category for which a disbursement has been made from the Buyer QDF or Buyer NDF, (c) cumulative project costs and expenses incurred for each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category and related Retention adjustment aggregated at each Major Budget Category for which a disbursement has not been made from the Buyer QDF or Buyer NDF, (d) cost variances, (e) the aggregate amount of any pending requests for disbursement from the Buyer QDF or Buyer NDF by Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category with related adjustment to Retention aggregated at each Major Budget Category separately stated, (f) Buyer's good faith estimate of Costs to Completion within each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category and related Retention aggregated at each Major Budget Category, (g) Buyer's good faith estimate of Projected NDT Value with reasonable supporting detail, (h) the aggregate amount of Retention, and (i) the aggregate amount of Deferred Receivables.

          6.21.4  In the third, sixth, ninth and twelfth full calendar months following the Closing Date and in the corresponding calendar months of each successive year thereafter, and at other times as Buyer may elect, Buyer shall submit to Seller a certification and sworn statement of Authorized Officers (a "Disbursement Certification") which shall: (a) state that (1) all project work and materials and services for which disbursement has been made or is being requested from the Buyer QDF or Buyer NDF have been performed or delivered in connection with the Decommissioning and other work required to achieve End State Conditions, (2) disbursements requested to be made from the Buyer QDF or the Buyer NDF to reimburse Buyer for expenses for materials or services purchased will be used by Buyer to satisfy obligations to pay for such materials or services that have been paid in cash or are due and payable in cash, and (3) all costs and expenses related to such work and materials and services are contemplated by the Project Budget, (4) there are no undisclosed costs in excess of budgeted amounts for any Major Budget Category, and (5) there are no undisclosed project costs to be funded from sources other than the Buyer QDF and the Buyer NDF; and (b) set forth (1) Buyer's good faith estimate of Costs to Completion within each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category and related Retention aggregated at each Major Budget Category, (2) Buyer's good faith estimate of Projected NDT Value with reasonable supporting detail, (3) the aggregate amount of Retention, and (4) the aggregate amount of Deferred Receivables.

          6.21.5  If at any time Buyer has reason to believe that Costs to Completion exceed Projected NDT Value and Buyer is not required to deliver a Disbursement Certification within the immediately succeeding thirty (30) calendar days, Buyer shall submit to Seller a certification and sworn statement of Authorized Officers (a "Deficiency Certification") which shall set forth (a) Buyer's good faith estimate of Costs to Completion within each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category, (b) Buyer's good faith estimate of Projected NDT Value with reasonable supporting detail, (c) the aggregate amount of Retention, and (d) the aggregate amount of Deferred Receivables. If, at any time after delivery of a Deficiency Certification, Buyer has reason to believe that the amount by which Costs to Completion exceed Projected NDT Value has increased, Buyer shall submit an additional Deficiency Certification (but not more frequently than monthly), unless at the time such additional Deficiency Certification is required to be delivered Buyer is required to deliver a Disbursement Certification.

          6.21.6  If any Disbursement Certification required by Section 6.21.4 or any Deficiency Certification required by Section 6.21.5 discloses that Costs to Completion exceed Projected NDT Value, Buyer shall have a period not to exceed ninety (90) days from the date of delivery of the first such Disbursement Certification or Deficiency Certification to provide satisfactory mitigation to the projected costs and schedule in order to achieve End State Conditions in accordance with the Project Budget and Project Schedule. If after ninety (90) days Buyer does not deliver to Seller a Disbursement Certification reflecting that Costs to Completion are less than or equal to Projected NDT Value, unless otherwise agreed between Buyer and Seller, Buyer and/or Buyer's Parent shall at its or their option either (a) increase the amount of the Irrevocable Letter of Credit to $200 million (or such lesser amount to which the amount of the Irrevocable Letter of Credit has been reduced in accordance with the Credit Support Agreement) plus the amount by which Costs to Completion exceed Projected NDT Value or (b) defer a portion of each disbursement otherwise available to Buyer from the Buyer QDF and the Buyer NDF by the lesser of (1) the amount by which Costs to Completion exceed Projected NDT Value or (2) the amount of the disbursement requested in any pending disbursement request and each subsequent disbursement request until the aggregate balance of Deferred Receivables is equal to or greater than the amount by which Costs to Completion exceed Projected NDT Value. If any subsequent Disbursement Certification or Deficiency Certification discloses an increase in the aggregate amount by which Costs to Completion exceed Projected NDT Value, the requirements of the preceding sentence shall apply to such increased amount. If, in any subsequent Disbursement Certification, Authorized Officers certify that Costs to Completion are less than or equal to Projected NDT Value, such amounts that have been deferred in accordance with this Section 6.21.6 may be disbursed, without interest, from the Buyer QDF or the Buyer NDF, but only to the extent that Projected NDT Value exceeds Costs to Completion, if Buyer elected to defer distributions in accordance with the preceding clause (b), or the face amount of the Irrevocable Letter of Credit may be reduced, but only to the extent that Projected NDT Value exceeds Costs to Completion, to $200 million (or such lesser amount to which the amount of the Irrevocable Letter of Credit has been reduced in accordance with the Credit Support Agreement) if Buyer and Buyer's Parent elected to increase the face amount of the Irrevocable Letter of Credit in accordance with the preceding clause (a).

          6.21.7  Buyer shall not request a disbursement from the Buyer QDF or the Buyer NDF if (a) at the time of such disbursement request, Buyer has reason to believe that Costs to Completion exceed Projected NDT Value, or (b) after giving effect to such requested disbursement, Costs to Completion will exceed Projected NDT Value, unless, in the case of either clause (a) or (b), Buyer has first complied with the requirements of Section 6.21.6. Buyer shall provide Seller a copy of each request for disbursement from the Buyer QDF and the Buyer NDF and each certificate and sworn statement that Buyer presents to the Trustee under the Post-Closing Nuclear Decommissioning Trust Agreement in support of a request for disbursement of funds from the Buyer QDF or the Buyer NDF and each material communication between Buyer and the Trustee relating to disbursements. Buyer shall not request a disbursement from the Buyer QDF or the Buyer NDF in the third, sixth, ninth or twelfth full calendar month following the Closing Date or in the corresponding calendar months of each successive year thereafter unless Buyer has provided Seller with the Disbursement Certification for such month as required by Section 6.21.4. Buyer shall not request a disbursement from the Buyer QDF or the Buyer NDF to reimburse Buyer for any expense for materials or services purchased if Buyer has not paid for such materials or services or Buyer's obligation to pay for such materials or services is not due and payable in cash. At the request of Seller from time to time, but not more frequently than once in any period of twelve (12) consecutive calendar months, Buyer and Buyer's Parent will allow Seller, through its own personnel or through its independent auditors, to examine books and records of Buyer and Buyer's Parent that contain financial information (including supporting information) relating to or disclosing Costs to Completion, Retention, Deferred Receivables, disbursements from the Buyer QDF and the Buyer NDF, and other matters, including costs incurred and accounts payable, relevant to compliance with this Section 6.21 or the accuracy of information provided to Seller pursuant to this Section 6.21.

          6.21.8  If, based on reasonable supporting detail Seller disagrees with Buyer's calculation of Costs to Completion, as set forth in any Annual Status Report delivered to Seller pursuant to Section 6.21.3, any Disbursement Certification delivered to Seller pursuant to Section 6.21.4, or any Deficiency Certification delivered to Seller pursuant to Section 6.21.5, Buyer and Seller will first attempt to resolve the disagreement through discussions among the appropriate personnel, including their senior officers as necessary. If such discussions are not productive in resolving the dispute within fifteen (15) days after the dispute is raised by Seller, Buyer and Seller will engage a mutually agreed upon professional dispute resolution mediator with expertise in the subject matter of the dispute to assist in mediating the disagreement. All discussions and communications relating to the resolution of any such disagreement shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and applicable state rules of evidence and shall not be admissible as evidence in any arbitration proceeding pursuant to Section 6.21.9 or any other legal proceeding. If (a) Seller's estimate of Costs to Completion exceed Buyer's calculation of Costs to Completion (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates) by more than 5% and (b) Seller's estimate of Costs to Completion exceeds Projected NDT Value (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates) and (c)Buyer and Seller are unable to resolve their disagreement (including resolution by a mutually agreed increase in Deferred Receivables) through discussions or mediation within thirty (30) days after the dispute is raised by Seller, Seller will have the right to invoke arbitration pursuant to Section 6.21.9 to resolve the disagreement.

          6.21.9  If (a) the procedures referenced in Section 6.21.8 are invoked but do not result in resolution of the dispute within thirty (30) days after the dispute is raised and (b) Seller's estimate of Costs to Completion exceed Buyer's calculation of Costs to Completion (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or

  Deficiency Certification to which the dispute relates) by more than 5% and (c) Seller's estimate of Costs to Completion exceeds Projected NDT Value (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates), Seller may, at its option, submit the dispute to binding arbitration by giving notice to the Buyer and the American Arbitration Association (the "Association"), whereupon such dispute shall be resolved by binding arbitration according to the following provisions. For any dispute to be resolved by binding arbitration, Buyer and Seller shall each have the right to designate an arbitrator of its choice, who need not be from the Association panel of arbitrators, but who shall not have been previously an employee of either Buyer or Seller or their respective Affiliates and shall not have any direct or indirect interest in Buyer or Seller or their respective Affiliates or the subject matter of the arbitration. Such designations shall be made by notice to the other party and to the Association within ten (10) days after Seller gives notice of the demand for arbitration. The arbitrators designated by Buyer and Seller shall, within ten (10) days after the designation of the last of the two arbitrators to be designated by Buyer and Seller, designate a third arbitrator who shall act as chairman of the panel of three arbitrators. If either Buyer or Seller fails to designate an arbitrator of its choice within ten (10) days after Seller gives notice of the demand for arbitration, the first designated arbitrator shall select the remaining two arbitrators. If the arbitrators designated by Buyer and Seller cannot or do not select a third arbitrator within such ten (10) day period, either Buyer or Seller may apply to the Association for the purpose of appointing any person listed with the Association as the third independent arbitrator under the expedited rules of the Association. The resulting panel of three arbitrators shall hear and make a decision with respect to the dispute submitted to such arbitration. The arbitration shall be held in Chicago, Illinois, or in any other location established by mutual agreement of Buyer and Seller. The rules of the Association shall apply to the arbitration to the extent not inconsistent with the requirements of this Section 6.21.9. Buyer and Seller shall provide each other reasonable access to their respective files and records and the files and records of their respective Affiliates, to the extent those files and records are relevant to the dispute, at all times prior to the arbitration hearing, and Buyer and Seller shall be entitled to conduct discovery as provided in the Federal Rules of Civil Procedure for a period of forty-five (45) days after Seller gives notice of the demand for arbitration. In the event of any dispute related to the scope of discovery, either Buyer or Seller may request resolution of such dispute by the arbitrators. Not less than ten (10) days prior to the arbitration hearing, Buyer and Seller shall exchange briefs and documents to be submitted into evidence at the hearing. The arbitrators shall hold a two-day hearing on the dispute within twenty (20) days after the later of the appointment of the third arbitrator or the conclusion of discovery. At such hearing, Buyer and Seller each shall be allowed a period of eight (8) hours to present its case and closing and rebuttal arguments to the arbitrators, unless otherwise mutually agreed between Buyer and Seller or as may otherwise be determined by the arbitrators upon application of Buyer or Seller. The arbitrators shall render their decision in writing within ten (10) days after the conclusion of the hearing solely on the basis of the documents, testimony and arguments presented at the hearing. Each of Buyer and Seller and their respective Affiliates will bear their own expenses with respect to the arbitration; provided, however, that (a) the arbitrators, upon application of Seller, may assess costs and expenses against Buyer if (1) the arbitrators determine that Costs to Completion exceed Buyer's calculation of Costs to Completion (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates) by more than 5% and (2) Seller's estimate of Costs to Completion exceeds Projected NDT Value (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates); (b) the arbitrators, upon application of Buyer, may assess costs and expenses against Seller if (1) the arbitrators determine that Costs to Completion are less than 105% of Buyer's calculation of Costs to Completion (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or

  Deficiency Certification to which the dispute relates) or (2) Costs to Completion are less than Projected NDT Value (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates); and (c) upon application of Buyer or Seller, the arbitrators may assess costs and expenses against either Buyer or Seller if the arbitrators shall deem such assessment just and equitable. Any award of the arbitrators may be enforced in any court of competent jurisdiction by a party in whose favor such award is made. If the arbitrators determine that Costs to Completion exceed Buyer's calculation of Costs to Completion (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates) by more than 5% and Costs to Completion as determined by the arbitrators exceeds Projected NDT Value (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates), the arbitrators' determination of Costs to Completion within any Major Budget Category detailed to a level 3 Work Breakdown Structure within each such Major Budget Category shall be binding on Buyer in any subsequent calculation by Buyer of Costs to Completion, in the absence of any subsequent experience or other objective facts that would serve as a basis for Buyer to revise such Costs to Completion as determined by the arbitrators.

          6.21.10  If at any time or from time to time Buyer is unable to pay vendors for materials and services within established terms of trade payables and otherwise meet current operating expenses of Buyer as and when such expenses are incurred and become due and payable, Buyer will first pay from its available funds amounts due and payable to vendors other than Buyer's Parent and Affiliates of Buyer's Parent before making any payment to Buyer's Parent or Affiliates of Buyer's Parent. If at any time the aggregate amount of Deferred Receivables exceeds $50 million, Buyer's Parent will contribute cash to the capital of Buyer from time to time in an aggregate amount equal to such excess, plus additional sums necessary from time to time to enable Buyer to pay vendors for materials and services within established terms of trade payables and otherwise meet current operating expenses of Buyer as and when such expenses are incurred and become due and payable. In lieu of making all or any portion of such capital contributions, Buyer's Parent may (a) make unsecured loans or advances to Buyer in like amounts that (1) are expressly subordinated to all other obligations of Buyer, including contingent obligations of Buyer to Seller, and (2) are not due and payable at any time when the aggregate of Deferred Receivables exceed $50 million, or (b) defer the payment of claims for money due from Buyer to Buyer's Parent or any Affiliates of Buyer's Parent if (1) such deferred claims for money due are expressly subordinated to all other obligations of Buyer, including contingent obligations of Buyer to Seller, and (2) such deferred claims for money due will not be due and payable at any time when the aggregate of Deferred Receivables exceeds $50 million. Without limiting the preceding requirements of this Section 6.21.10, Buyer's Parent will, from time to time, contribute to the capital of Buyer or make unsecured loans and advances to Buyer in order to assure that Buyer has adequate cash resources (in addition to the available resources of the Buyer QDF and the Buyer NDF) to pay its vendors for materials and services within established terms of trade payables and otherwise meet current operating expenses of Buyer as and when such expenses are incurred and become due and payable, except for any claims for money due from Buyer to Buyer's Parent or any Affiliates of Buyer's Parent that are deferred in accordance with the preceding sentence. Within thirty (30) days after the close of each calendar month following the Closing Date, Buyer shall deliver to Seller a schedule setting forth, as of the end of the preceding calendar month, an aging of accounts payable of Buyer to vendors other than Buyer's Parent or any Affiliates of Buyer's Parent, which shall show that not less than ninety-five percent (95%) of such accounts payable (by dollar volume) are within applicable trade terms, excepting any such accounts payable that may be disputed in good faith by Buyer; provided that Buyer shall not be required to provide such aging schedule at any time when the aggregate of all such accounts payable to vendors other than Buyer's Parent or any Affiliates of Buyer's Parent do not exceed $10,000,000.

          6.22    Claims Against Buyer.    Until End State Conditions are achieved and the Put Option Closing occurs, Buyer's Parent shall not, in its capacity as a creditor of Buyer or as the holder of membership interests in Buyer, petition or otherwise invoke or cause Buyer to invoke, or acquiesce in any action to invoke, the process of any court or governmental authority for the purpose of commencing or sustaining a case against Buyer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Buyer or any substantial part of the property of Buyer, or ordering the winding up or liquidation of the affairs of Buyer. Until End State Conditions are achieved and the Put Option Closing occurs, Guarantor shall not, in its capacity as a creditor of Buyer's Parent or as the holder of membership interests in Buyer's Parent, petition or otherwise invoke or cause Buyer's Parent to invoke, or acquiesce in any action to invoke, the process of any court or governmental authority for the purpose of commencing or sustaining a case against Buyer's Parent under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Buyer's Parent or any substantial part of the property of Buyer's Parent, or ordering the winding up or liquidation of the affairs of Buyer's Parent. Until End State Conditions are achieved and the Put Option Closing occurs, Buyer's Parent and Guarantor shall not cause or permit an Affiliate of Buyer's Parent or Guarantor, in its capacity as a creditor of Buyer, to petition or otherwise invoke or cause Buyer or Buyer's Parent to invoke, or acquiesce in any action to invoke, the process of any court or governmental authority for the purpose of commencing or sustaining a case against Buyer under an federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Buyer or Buyer's Parent or any substantial part of the property of Buyer or Buyer's Parent, or ordering the winding up or liquidation of the affairs of Buyer or Buyer's Parent.

12.    CONDITIONS

        12.1.    Conditions to Obligations of Buyer.

        The obligations of Buyer to purchase the Zion Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Buyer) of the following conditions:

  12.1.1.
  No preliminary or permanent injunction or other order or decree by any Governmental Authority which restrains or prevents the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

  12.1.2.
  All Required Regulatory Approvals shall have been received, in form and substance reasonably satisfactory to Buyer and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Buyer, is likely to be successful and, if successful, would have a Seller Material Adverse Effect or a Buyer Material Adverse Effect;

  12.1.3.
  Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

  12.1.4.
  The representations and warranties of Seller set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, and all other representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

  12.1.5.
  Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 12.1.3, 12.1.4, and 7.1.7 have been satisfied by Seller;

  12.1.6.
  Seller shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller's closing deliveries described in Section 8.4;

  12.1.7.
  Since the date hereof, no Seller Material Adverse Effect shall have occurred and be continuing;

  12.1.8.
  Seller shall have withdrawn from the NDF and remitted to Buyer an amount sufficient to satisfy Buyer receivables arising under the Decommissioning Planning Contract through the Closing Date;

  12.1.9.
  Buyer shall have received an unaudited statement of assets and accrued liabilities for the QDF as of a date not more than 35 days before Closing;

  12.1.10.
  Buyer shall have received an unaudited statement of assets and accrued liabilities for the NDF as of a date not more than 35 days before Closing;

  12.1.11.
  Seller shall have completed an indirect transfer of assets from the NDF to the QDF as required by Section 11.12.2, subject to the requirements of Section 11.12.3;

  12.1.12.
  Seller shall have taken all steps required to complete the transfer of assets from the NDF and QDF to Buyer's NDF and Buyer's QDF, respectively, as required by Section 6.12.5, effective as of the Closing or thereafter as contemplated by Section 6.12.5;

  12.1.13.
  All applicable waiting periods under the HSR Act relating to the consummation of the transactions contemplated hereby shall have expired or been terminated; and

  12.1.14.
  The Ancillary Agreements shall be in full force and effect as of the Closing Date.

        12.2.    Conditions to Obligations of Seller.

        The obligation of Seller to sell the Zion Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Seller) of the following conditions:

  12.2.1.
  No preliminary or permanent injunction or other order or decree by any Governmental Authority which restrains or prevents the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

  12.2.2.
  All Required Regulatory Approvals shall have been received, in form and substance reasonably satisfactory to Seller and such approvals shall be in full force and effect and either (i) shall be final and non-appealable; or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Seller is likely to be successful and, if successful, would have a Seller Material Adverse Effect or Buyer Material Adverse Effect;

  12.2.3.
  Buyer, Buyer's Parent and Guarantor shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer, Buyer's Parent or Guarantor on or prior to the Closing Date;

  12.2.4.
  The representations and warranties of Buyer, Buyer's Parent and Guarantor set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, and all other representations and warranties of Buyer, Buyer's Parent and Guarantor set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

  12.2.5.
  Seller shall have received a certificate from an authorized officer of Buyer, Buyer's Parent and Guarantor, dated the Closing Date, to the effect that, to such officer's or officers' knowledge, the conditions set forth in Sections 12.2.3, 12.2.4, and 7.2.9 have been satisfied by Buyer and Buyer's Parent;

  12.2.6.
  Buyer, Buyer's Parent and Guarantor shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer's, Buyer's Parent's and Guarantor's closing deliveries described in Section 8.5;

  12.2.7.
  Seller shall have withdrawn from the NDF the funds Seller is permitted to withdraw pursuant to Section 11.12.2;

  12.2.8.
  The NDF shall retain aggregate assets equal to the sum required by Section 11.12.3 after giving effect to the transfers contemplated by Section 6.12.5;

  12.2.9.
  Since the date hereof, no Buyer Material Adverse Effect shall have occurred and be continuing; no other event shall have occurred or other condition shall exist that constitutes an Event of Default or, but for the giving of notice or the passage of time or determination of arbitrator, could constitute an Event of Default.

  12.2.10.
  A person designated by Seller shall have been appointed to the Board of Managers of Buyer;

  12.2.11.
  Buyer's Parent shall have pledged its equity interest in Buyer, pursuant to the Pledge Agreement, as security for its obligations under the Performance Guaranty, and it shall have obtained any consents as may be required for the creation of this security interest, and Seller's security interest shall have attached and shall be a perfected security interest in the entire equity interest in Buyer;

  12.2.12.
  The Irrevocable Letter of Credit in an amount not less than $200 million (i) shall be in the form of the attachment to the Credit Support Agreement or a form otherwise acceptable to Seller, and (ii) shall be issued by a Qualified Institution;

  12.2.13.
  Buyer shall have created the Buyer Backup NDT, and the Disposal Capacity Asset shall have been contributed to the Buyer Backup NDT;

  12.2.14.
  All applicable waiting periods under the HSR Act relating to the consummation of the transactions contemplated hereby shall have expired or been terminated; and

  12.2.15.
  The Ancillary Agreements shall be in full force and effect as of the Closing Date.

13.    INDEMNIFICATION

        13.1.    Indemnification.

  13.1.1.
  Following the Closing, Buyer, Buyer's Parent and Guarantor, jointly and severally, shall indemnify, defend and hold harmless Seller, its officers, directors, employees, Affiliates (including ComEd) and agents (each, a "Seller Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses

    (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer, Buyer's Parent or Guarantor of any of the representations and warranties of Buyer, Buyer's Parent or Guarantor contained in this Agreement, but only to the extent that such Indemnifiable Losses exceed One Million Dollars ($1,000,000) individually or Ten Million Dollars ($10,000,000) in the aggregate; (ii) any breach by Buyer, Buyer's Parent or Guarantor of any of the covenants of Buyer, Buyer's Parent or Guarantor contained in this Agreement; (iii) the Assumed Liabilities; or (iv) any Third Party Claims against a Seller Indemnitee arising out of or in connection with Buyer's ownership, possession, use, or Decommissioning of the Zion Assets or the Facilities following the Closing Date (other than any Third Party Claims that are Excluded Liabilities) including contractors' mechanics', materialmen's and similar liens and claims arising out of the performance of services or the furnishing of materials relating to the Zion Station Site. Without limiting the generality of the foregoing, Buyer, Buyer's Parent and Guarantor, jointly and severally, shall indemnify, defend and hold harmless ComEd, its officers, directors, employees, Affiliates and agents (each, also a "Seller Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any such Seller Indemnitee relating to, resulting from, or arising out of (i) the management, withdrawal or use of Decommissioning funds held at any time in the Buyer QDF or the Buyer NDF, (ii) any refund obligations of ComEd or Seller to ComEd ratepayers or other claim with respect to excess Decommissioning funds held in the Buyer QDF or the Buyer NDF, or (iii) any claim asserted for refund to ComEd ratepayers arising with respect to funds withdrawn at any time from the QDF, the NDF, the Buyer QDF, or the Buyer NDF for costs and expenses incurred by or paid to Buyer or Buyer's Parent or their Affiliates or contractors (including refund obligations arising if such costs and expenses are alleged or determined to not have been prudently incurred or otherwise to be inappropriate).

  13.1.2.
  Following the Closing, Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, members, employees, Affiliates and agents (each, a "Buyer Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of the representations and warranties of Seller contained in this Agreement, but only to the extent that such Indemnifiable Losses exceed One Million Dollars ($1,000,000) individually or Ten Million Dollars ($10,000,000) in the aggregate; (ii) any breach by Seller of any covenants of Seller contained in this Agreement; (iii) the Excluded Liabilities; (iv) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller's ownership, possession, use, or operation of the Zion Assets on or prior to the Closing Date (other than any Third Party Claims that are Assumed Liabilities); and (v) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller's ownership, possession, use, or operation of the Excluded Assets.

  13.1.3.
  The expiration or termination of any representation or warranty shall not affect the Parties' obligations under this Section 13.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with notice of the claim or event for which indemnification is sought in accordance with this Agreement prior to such expiration, termination or extinguishment.

  13.1.4.
  Except to the extent otherwise provided in Article 14 or in Section 11.9.5, the rights and remedies of Seller and Buyer under this Article 13 are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise (including Environmental Laws and Nuclear Laws) for monetary relief, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement after the occurrence of the Closing, or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be. The indemnification obligations of the Parties set forth in this Article 13 apply only to matters arising out of this Agreement, excluding the Ancillary Agreements. Any Indemnifiable Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, contained in the Ancillary Agreement under which the Indemnifiable Loss arises. The maximum aggregate liability of Buyer, Buyer's Parent and Guarantor under clause (i) of Section.8.1.1 for Indemnifiable Losses by Seller shall be Twenty-five Million Dollars ($25,000,000), and the maximum aggregate liability of Seller under clause (i) of Section 8.1.2 for Indemnifiable Losses by Buyer shall be Twenty-five Million Dollars ($25,000,000); provided, however, that any intentional misrepresentation or fraudulent breach of any representation or warranty of Seller or Buyer, Buyer's Parent or Guarantor contained in this Agreement shall not be subject to the foregoing limit on indemnity (it being understood that the Party seeking indemnity in excess of such limit shall bear the burden of proof of establishing the existence of the intentional misrepresentation or fraudulent breach).

  13.1.5.
  Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney's and other advisor fees suffered by such Party. Buyer and Seller waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement including, but not limited to, losses or damages caused by reason of loss of use, profits or revenue, inventory or use charges, interest charges or cost of capital, except to the extent any such punitive, incidental, special, exemplary or consequential damages are paid or payable to a Person not a Party or any Affiliate of a Party by reason of a Third Party Claim.

        13.2.    Defense of Claims.

  13.2.1.
  If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party or any Affiliate of a Party (a "Third Party Claim"), including an information document request or a notice of proposed disallowance issued by the IRS relating to a matter covered by Section 10.6, with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee's receipt of notice of such Third Party Claim, except as otherwise provided by Section 13.2.6. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel; provided, however, that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's Liability pursuant to this Agreement; provided, however, that the Indemnitee provides written notice to the Indemnifying Party of its intent to settle and such notice reasonably describes the terms of such settlement at least ten (10) Business Days prior to entering into any settlement.

  13.2.2.
  If, within twenty (20) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 13.2.1, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

  13.2.3.
  Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

  13.2.4.
  Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than twenty (20) days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of twenty (20) days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such twenty (20) day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

  13.2.5.
  The amount of any Indemnifiable Loss shall be reduced to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date or repayment at the "prime rate" as published in The Wall Street Journal) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

  13.2.6.
  A failure to give timely notice as provided in this Section 13.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

14.    TERMINATION

        14.1.    Termination.    This Agreement may be terminated as follows:

  14.1.1.
  At any time prior to the Closing Date by mutual written consent of Seller and Buyer;

  14.1.2.
  By Seller or Buyer, if (i) any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and non-appealable; or (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing;

  14.1.3.
  By Seller or Buyer if (i) the IRS shall advise in writing Seller or Buyer that the IRS will not issue any one or more of the private letter rulings listed on Schedule 4.3.2 or 5.3.2, or (ii) any other Required Regulatory Approval has been denied in a non-appealable order, or (iii) the combined effects of requirements or concerns of the ICC or other Governmental Authorities make it commercially, economically or politically unfeasible, in the opinion of Seller or Buyer, to complete the transactions contemplated by this Agreement;

  14.1.4.
  By Seller effective at any time after December 11, 2010, if Closing has not occurred by such date, by giving sixty (60) days advance written notice to Buyer;

  14.1.5.
  By Seller or Buyer if Closing does not occur within four (4) years following the date of this Agreement (the "Termination Date");

  14.1.6.
  By Buyer if there has been a material violation or breach by Seller of any applicable covenant, representation or warranty contained in this Agreement and such violation or breach (i) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Seller of written notice specifying particularly such violation or breach (provided that in the event Seller is attempting to cure the violation or breach in good faith, then Buyer may not terminate pursuant to this provision unless the violation or breach is not cured within thirty (30) days after all other conditions precedent to Closing set forth in Article 12 have been either satisfied or waived); and (ii) such violation or breach has not been waived by Buyer;

  14.1.7.
  By Seller if there has been a material violation or breach by Buyer or Buyer's Parent of any covenant, representation or warranty contained in this Agreement and such violation or breach (i) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Buyer or Buyer's Parent of written notice specifying particularly such violation or breach (provided that in the event Buyer or Buyer's Parent, as the case may be, is attempting to cure the violation or breach in good faith, then Seller may not terminate pursuant to this provision unless the violation or breach is not cured within thirty (30) days after all other conditions precedent to Closing set forth in Article 12 have been either satisfied or waived); and (ii) such violation or breach has not been waived by Seller; and

  14.1.8.
  By Seller if a Material Letter of Credit Default or Event of Default has occurred and is continuing subject to notice and cure as described in the Credit Support Agreement.

  14.1.9.
  Notwithstanding anything to the contrary herein, (i) if either Buyer or Buyer's Parent is in material breach of any agreement, covenant, representation or warranty in this Agreement, then Buyer may not exercise any right it may otherwise have to elect to terminate this Agreement until such material breach has been cured, and (ii) if Seller is in material breach of any agreement, covenant, representation or warranty in this Agreement, then Seller may not exercise any right it may otherwise have to elect to terminate this Agreement until such material breach has been cured.

        14.2.    Effect of Termination.

        In the event of termination of this Agreement by Seller or Buyer pursuant to Section 14.1, written notice thereof shall promptly be given by the terminating Party to the other Party or Parties, and this Agreement shall immediately become void and there shall be no liability on the part of any Party; provided, however, that nothing in this Agreement shall relieve a Party from liability for any willful breach of or willful failure to perform under this Agreement, it being understood that the provisions of this Agreement requiring each Party to use Commercially Reasonable Efforts to secure approvals of Governmental Authorities shall not diminish the rights of any Party to terminate this Agreement under Section 9.1.3.

15.    MISCELLANEOUS PROVISIONS

        15.1.    Amendment and Modification.

        Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer; provided, however, that the written consent of ComEd shall be required to amend Sections 7.3.3, 7.3.5 and 8.1.1 under which ComEd is a third-party beneficiary.

        15.2.    Waiver of Compliance; Consents.

        Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

        15.3.    Survival of Representations, Warranties, Covenants and Obligations.

  15.3.1.
  The representations and warranties given or made by any Party to this Agreement or in the certificates required by Section 12.1.5 or 12.2.5 shall survive the Closing for a period of twelve (12) months except that (i) the representations and warranties relating to Taxes and Tax Returns shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof; and (ii) all representations and warranties set forth in Sections 9.1, 9.2, 4.9, 9.16, 10.1, 10.2, 10.6, 10.7 and 11.8 hereof shall survive the Closing indefinitely. Notwithstanding the foregoing, no such limitation of the survival period shall apply in the event of the intentional misrepresentation or fraudulent breach of any representation or warranty of Buyer, Buyer's Parent or Guarantor or Seller contained in this Agreement (it being understood that the Party seeking indemnity shall bear the burden of establishing the existence of the intentional misrepresentation or fraudulent breach). Each Party shall be entitled to rely upon the representations and warranties of the other Party or Parties set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.

  15.3.2.
  Except as otherwise expressly provided in this Agreement, the covenants and obligations of the Parties set forth in this Agreement, including without limitation the indemnification obligations of the Parties under Article 13, shall survive the Closing indefinitely, and the Parties shall be entitled to the full performance thereof by the other Parties hereto without limitation as to time or amount (except as otherwise specifically set forth herein).

        15.4.    Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

  15.4.1.
  If to Seller, to:

      Exelon Nuclear
      Exelon Generation Company, LLC
      4300 Winfield Road
      Warrenville, Illinois 60555
      Attention: Carol R. Peterson

      with copies to:

      Exelon Nuclear
      Exelon Generation Company, LLC
      4300 Winfield Road
      Warrenville, Illinois 60555
      Attention: Bradley Fewell

      and

      Exelon Corporation
      10 South Dearborn Street
      Chicago, Illinois 60603
      Attention: Bruce G. Wilson

  15.4.2.
  if to Buyer, to:

      ZionSolutions, LLC
      423 West 300 South, Suite 200
      Salt Lake City, Utah 84101
      Attention: John Christian

      with a copy to:

      ZionSolutions, LLC
      423 West 300 South, Suite 200
      Salt Lake City, Utah 84101
      Attention: Val Christensen

  15.4.3.
  if to Buyer's Parent or Guarantor, to:

      EnergySolutions, LLC
      423 West 300 South, Suite 200
      Salt Lake City, Utah 84101
      Attention: John Christian

      with a copy to:

      EnergySolutions, LLC
      423 West 300 South, Suite 200
      Salt Lake City, Utah 84101
      Attention: Val Christensen

        15.5.    Assignment.

        This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Buyer, Buyer's Parent or Guarantor, including by operation of law, without the prior written consent of Seller, such consent not to be unreasonably withheld, nor is this Agreement intended (except as specifically provided herein) to confer upon any other Person except the Parties any rights, interests, obligations or remedies hereunder. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. In the event Buyer assigns this Agreement with the consent of Seller pursuant to this Section 15.5, such assignee shall be defined as "Buyer" for all purposes hereunder thereafter.

        15.6.    Governing Law.

        This Agreement shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies, except to the extent the Federal Arbitration Act would otherwise apply to the provisions of Section 6.21.9. THE PARTIES AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR ANY STATE COURT SITUATED THEREIN. THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        15.7.    Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.8.    Schedules and Exhibits.

        Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a Party to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

        15.9.    Entire Agreement.

        This Agreement, the Confidentiality Agreements and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, and any other documents that specifically reference this Section 15.9, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings including, without limitation, all letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (i) either Buyer, Buyer's Parent or Guarantor or their Representatives to Seller or its Representatives, or (ii) Seller or its Representatives to either Buyer, Buyer's Parent or Guarantor or their Representatives, in connection with the sale process that occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement. No communications by or on behalf of Seller, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer or Buyer's Parent or any other information shall be deemed to (i) constitute a representation, warranty, covenant, undertaking or agreement of Seller or (ii) be part of this Agreement.

        15.10.    Acknowledgment; Independent Due Diligence.

        Buyer, Buyer's Parent and Guarantor acknowledge that Seller has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Facilities not included in this Agreement and the Schedules hereto. Buyer and Buyer's Parent further acknowledge that: (i) Buyer, Buyer's Parent and Guarantor, either alone or together with any individuals or entities that Buyer, Buyer's Parent or Guarantor has retained to advise it with respect to the transactions contemplated by this Agreement, has knowledge and experience in transactions of this type and in the business to which the Facilities relate and is therefore capable of evaluating the risks and merits of acquiring the Facilities; (ii) Buyer has relied on its own independent investigation, and has not relied on any information or representations furnished by Seller or any representative or agent of Seller (except as specifically set forth in this Agreement), in determining to enter into this Agreement; (iii) neither Seller nor any representative or agent of Seller has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Facilities is prudent, and Buyer, Buyer's Parent and Guarantor are not relying on any representation or warranty by Seller or any Affiliate, representative or agent of Seller except as set forth in this Agreement; (iv) Buyer, Buyer's Parent and Guarantor have made independently and without reliance on Seller (except to the extent that Buyer, Buyer's Parent and Guarantor have relied on the representations and warranties of Seller in this Agreement) their own analysis of the Zion Assets and of Seller for the purpose of acquiring the Zion Assets as Buyer, Buyer's Parent and Guarantor considered appropriate to make their evaluation.

        15.11.    Bulk Sales Laws.

        Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

        15.12.    No Joint Venture.

        Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties. Except as expressly provided herein, no Party is or shall act as or be the agent or representative of any other Party.

        15.13.    Change in Law.

        If and to the extent that any Laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

        15.14.    Severability.

        Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation; provided, however, that the remaining terms and provisions of this Agreement may be enforced only to the extent that such enforcement in the absence of any invalid terms and provisions would not result in (i) deprivation of a Party of a material aspect of its original bargain upon execution of this Agreement or any of the Ancillary Agreements, (ii) unjust enrichment of a Party, or (iii) any other manifestly unfair or inequitable result.

        15.15.    Specific Performance.

        Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

EXELON GENERATION COMPANY, LLC
By:
Name:
Title:
ZION SOLUTIONS, LLC
By:
Name:
Title:
ENERGYSOLUTIONS, LLC
By:
Name:
Title:
ENERGYSOLUTIONS, INC.
By:
Name:
Title:

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  Exhibit 2.3
CLOSING AGREEMENT
RECITALS
APPENDIX A AMENDED AND RESTATED ASSET SALE AGREEMENT
ZION NUCLEAR POWER STATION, UNITS 1 AND 2 ASSET SALE AGREEMENT BY AND AMONG EXELON GENERATION COMPANY, LLC as SELLER, ZIONSOLUTIONS, LLC as BUYER, ENERGY SOLUTIONS , LLC as BUYER'S PARENT and ENERGY SOLUTIONS , INC. as GUARANTOR
DECEMBER 11, 2007
TABLE OF CONTENTS
ASSET SALE AGREEMENT
RECITALS